                                                                    EXHIBIT 10.1

                           LOAN AND SECURITY AGREEMENT


         THIS AGREEMENT, made this 27th day of March, 1998, is by and among NationsBank of Tennessee, N.A., a national banking association ("NationsBank", and together with any other banks executing this Agreement, the "Banks"), ClinTrials Research, Inc., a Delaware corporation (the "Borrower") and the wholly-owned Subsidiaries of the Borrower listed in Exhibit A attached hereto (the "Guarantors"), and NationsBank of Tennessee, N.A., as agent for the Banks (the "Agent").

                                    RECITALS

         Borrower has requested that the Banks make a revolving line of credit available to Borrower for general corporate purposes, including working capital, the issuance of letters of credit and the funding of acquisitions of operating companies within similar or complementary lines of business to that of the Borrower. The Banks are willing to make such line of credit available to Borrower on the terms and conditions set forth in this Agreement.

                             SECTION 1. DEFINITIONS

         As used herein:

         "ACCOUNTS", "CHATTEL PAPER", DOCUMENTS", "EQUIPMENT", "GENERAL INTANGIBLES", and "INSTRUMENTS" shall have the same respective meanings as are given to those terms in the UCC.

         "ACQUISITION" means any transaction, or any series of related transactions, by which any Person, in the transaction or as of the most recent transactions in a series of transactions, directly or indirectly acquires any going concern or all or a substantial part of the assets of any corporation, partnership or other entity or any division of any such entity, or any such entity or any division of any such entity becomes a Subsidiary or a Foreign Subsidiary of such Person.

         "AFFILIATES" means as to any Person (A) any Person which, directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, or (B) any Person who is a director or executive officer (i) of such Person, (ii) of any Subsidiary or a Foreign Subsidiary of such Person or (iii) of any Person described in clause (A) above. For purposes of this definition, "control" of a Person shall mean the power, direct or indirect, (i) to vote or direct the voting of more than five percent (5%) of the outstanding shares of voting stock of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. In no event shall any of the Banks be deemed to be Affiliates of the Borrower.

         "AGENT" means NationsBank of Tennessee, N.A. in its capacity as agent for the Banks pursuant to Section 9 hereof, and not in its individual capacity as a Bank, and any successor Agent appointed pursuant to Section 9.

         "AGREEMENT" means this Loan and Security Agreement, as it may be amended, restated, renewed or extended from time to time.


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         "APPLICABLE LENDING OFFICE" means, for each Bank and for each type of
Loan, the "Lending Office" of such Bank (or of an affiliate of such Bank) designated for such type of Loan in Paragraph 10.5 hereof or such other office of such Bank (or of an affiliate of such Bank) as such Bank may from time to time specify to the Agent and the Borrower as the office for its Loans of such type.

         "APPLICABLE LIBO RATE MARGIN" means, for each Effective Period (as defined below), a percentage per annum determined from time to time in accordance with the table below:

Funded Debt to EBITDA                                           Applicable LIBO Rate Margin
---------------------                                           ---------------------------
Greater than 1.75 to 1.0                                               1.25% per annum

Equal to or Less than 1.75:1.0 and Greater than 1.0:1.0                1.0% per annum

Equal to or Less than 1.0:1.0                                          0.75% per annum

The Funded Debt to EBITDA ratio shall be computed generally as set forth in Paragraph 6.15(b) with EBITDA being computed by multiplying the figures for the most recent quarter by four (4), and the Applicable LIBO Rate Margin shall be confirmed by the Agent on the basis of quarter-annual financial statements of the Borrower delivered to the Banks pursuant to Paragraph 6.2(b). The "Effective Period" shall be the period commencing on the first Business Day of the first month following delivery to the Agent of the financial statements of the Borrower pursuant to Paragraph 6.2(b), which financial statements indicate that the applicable test set forth above has been satisfied for the preceding fiscal quarter, and ending on the date that is three months after such commencement date. At the end of any Effective Period, the Applicable LIBO Rate Margin shall automatically become 1.25% per annum unless at or prior to such time the next Effective Period shall have commenced.

         "APPLICABLE PRIME RATE MARGIN" means, for each Effective Period (as defined below), a percentage per annum determined from time to time in accordance with the table below:

Funded Debt to EBITDA                                         Applicable Prime Rate Margin
---------------------                                         ----------------------------
Greater than 1.75 to 1.0                                               0.0% per annum

Equal to or Less than 1.75:1.0 and Greater than 1.0:1.0                -0.50% per annum

Equal to or Less than 1.0:1.0                                          -1.00% per annum:

The Funded Debt to EBITDA ratio shall be computed generally as set forth in Paragraph 6.15(b) with EBITDA being computed by multiplying the figures for the most recent quarter by four (4), and the Applicable Prime Rate Margin shall be confirmed by the Agent on the basis of quarter-annual financial statements of the Borrower delivered to the Banks pursuant to Paragraph 6.2(c). The "Effective Period" shall be the period commencing on the first Business Day of the first month


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following delivery to the Agent of the financial statements of the Borrower pursuant to Paragraph 6.2(b), which financial statements indicate that the applicable test set forth above has been satisfied for the preceding fiscal quarter, and ending on the date that is three months after such commencement date. At the end of any Effective Period, the Applicable Prime Rate Margin shall automatically become 0.0% per annum unless at or prior to such time the next Effective Period shall have commenced.

         "ASSIGNMENT AND ACCEPTANCE" means an Assignment and Acceptance substantially in the form of Exhibit B.

         "BANK" means each lending institution and/or Bank listed on the signature pages of this Agreement, and their respective successors and assigns, and "Banks" means all of such lender(s) and Banks collectively.

         "BORROWING BASE" means 75% of Borrower's Qualified Accounts Receivable, as computed by Bank.

         "BUSINESS DAY" means any day on which the state banks and national banking associations in Nashville, Tennessee and New York, New York are open for the conduct of ordinary business; provided however, that when used in connection with determining the LIBO Rate or notices in connection therewith, the term "Business Day" shall also exclude any day on which banks are not open for dealings in U.S. Dollar deposits in the London Interbank Market.

         "CAPITAL EXPENDITURE" means all amounts paid by the Borrower in connection with the purchase of property, plant, machinery, equipment or other similar expenditures (including capital leases of any of the foregoing), but excluding amounts directly related to an Acquisition or the formation of a new Subsidiary or a Foreign Subsidiary pursuant to this Agreement, which would be required to be capitalized and shown on a consolidated balance sheet of Borrower in accordance with generally accepted accounting principles consistently applied.

         "CASH EQUIVALENT" means (i) obligations issued by or unconditionally guaranteed by the United States government or issued by any agency thereof and supported by the full faith and credit of the United States government, in each case maturing within twelve months from the date of acquisition thereof, (ii)
(A) commercial paper maturing not more than 270 days from the date of acquisition thereof and (B) debt securities maturing within twelve months after the acquisition thereof, in each case issued by a United States corporation and, at the time of acquisition, having, in the case of commercial paper, the highest rating, and in the case of debt securities, one of the three highest ratings, obtainable from both Standard & Poor's Corporation and Moody's Investors Service, Inc., (iii) U.S. Dollar denominated investments in money market funds that are either insured or which have the highest rating obtainable from both Standard & Poor's Corporation and Moody's Investors Service, Inc., (iv) certificates of deposit, banker's acceptances, and secured repurchase agreements, in each case maturing within one year from the date of acquisition, and issued by or entered into with any United States banking institution having combined capital and surplus of not less than $500,000,000, (v) municipal bonds of states and local governments representing a general obligation to pay principal and interest, (vi) cash, (vii) money market nonconvertible preferred stock having the highest rating of Standard & Poor's Corporation and Moody's Investors Service, Inc., and



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(viii) credit enhanced lower-floater industrial revenue bonds having one of the three highest ratings obtainable from Standard & Poor's Corporation or Moody's Investors Service, Inc.

         "CASH FLOW" means, as to the Borrower for any period of determination, after tax income (or deficit) computed on a consolidated basis for the immediately preceding fiscal quarter plus (A) Interest Expense for such period deducted in the determination of such net income, (B) Rental Expense for such period deducted in the determination of such net income, (C) depreciation for such period, and (D) amortization for such period, less (X) 25% of previously budgeted Maintenance Capital Expenditures for the applicable year, and (Y) the sum of any cash dividends or other cash payments or distributions of assets on account of its capital stock, and any amounts expended in connection with the repurchase of any shares of its capital stock, all during such period.

         "CHANGE OF CONTROL" means the occurrence, after the date of this Agreement, of (i) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, or securities of Borrower (or other securities convertible into such securities) representing 51% or more of the combined

         "CLOSING" means the valid execution and delivery of the Note, this Agreement, and Collateral Documents to the Agent, or as the Banks otherwise direct.

         "COLLATERAL" has the meaning set forth in Paragraph 4.1.

         "COLLATERAL DOCUMENTS" means the documents specified in Paragraphs
3.1 (b) through (d).

         "COMMITMENT PERCENTAGE" means, as to any Bank at any time, the percentage of the Total Commitments then constituted by such Bank's Commitment.

         "COMMITMENTS" means the Loan Commitments described in Paragraph 2.1 hereof and "COMMITMENT" means, for each Bank, the obligation of such Bank to make Loans in an aggregate amount at any one time outstanding up to but not exceeding the amount(s) set out below the name of such Bank in Paragraph 2.1 or, in the case of any Person who hereafter becomes a Bank, the amount as reflected on the signature page of the Assignment and Acceptance executed by such Person; and provided further, that the Commitment of each Bank shall be decreased (or increased, as the case may be) to reflect any assignments by such Bank in accordance with Paragraph 10.8 hereof.

         "CONSOLIDATED ASSETS" means, at any time, all assets that in accordance with generally accepted accounting principles should be classified as assets on a consolidated balance sheet of the Borrower.

         "CONSOLIDATED CAPITAL" means, as to the Borrower on a consolidated basis at any time of determination, the sum of its Funded Debt plus Shareholder's Equity.

         "CONSOLIDATED CURRENT ASSETS" and "CONSOLIDATED CURRENT LIABILITIES" mean, at any time, all Consolidated Assets or Consolidated Liabilities, respectively, that, in accordance with



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

generally accepted accounting principles consistently applied, should be classified as current assets or current liabilities, respectively, on a consolidated balance sheet of the Borrower.

         "CREDIT FACILITY" means all Loans made hereunder.

         "DEBT SERVICE" means, for the Borrower for any period of determination, the sum of the following computed on an a consolidated basis: (A) Interest Expense for the previous fiscal quarter, (B) Rental Expense for the previous fiscal quarter, and (C) principal payments scheduled to be made on any Funded Debt during the previous fiscal quarter.

         "EBITDA" means, for any period of determination, the Consolidated Net Income of the Borrower calculated on a consolidated basis for such period plus
(A) Interest Expense for such period deducted in the determination of Consolidated Net Income, (B) Federal and state taxes for such period deducted in the determination of Consolidated Net Income, (C) depreciation, and (D) amortization, all as determined for any period in accordance with generally accepted accounting principles consistently applied.

         "ELIGIBLE ASSIGNEE" means (A) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $500,000,000.00; (B) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $500,000,000.00, provided that such bank is acting through a branch or agency located in the United States; (C) any Bank and any Affiliate of a Bank; and (D) any Federal Reserve Bank.

         "ENVIRONMENTAL LAWS" means the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) and the Superfund Amendments and Reauthorization Act (SARA); the Resource Conservation and Recovery Act (RCRA); the Emergency Planning and Community Right to Know Act; the Clean Water Act (Federal Water Pollution Control Act); the Safe Drinking Water Act; the Clean Air Act; the Surface Mining Control and Reclamation Act; the Coastal Zone Management Act; the Noise Control Act; the Occupational Safety and Health Act; the Toxic substances Control Act (TSCA); the Federal Insecticide, Fungicide and Rodenticide Act (FIFRA); any so-called "Superfund" or "Superlien" law; or any other federal, state or local statute, law, ordinance, code, rule, regulations, order, decree or other requirements of any governmental body regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or toxic or dangerous chemical, waste, substance or material.

         "EURODOLLAR LIABILITIES" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "EURODOLLAR LOAN" means any Loan which bears interest based on the LIBO Rate.

         "EURODOLLAR RATE RESERVE PERCENTAGE" means the reserve percentage applicable during any Eurodollar Loan Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of



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Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for Banks with respect to liabilities or assets consisting of or including Eurodollar Liabilities having a term equal to such Interest Period.

         "EVENT OF DEFAULT" has the meaning set forth in Paragraph 8.1.

         "FEDERAL FUNDS RATE" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to the Agent on such Business Day on such transactions as determined in good faith by the Agent.

         "FINANCING STATEMENTS" means any one or more filings made pursuant to the UCC to perfect the security interests in the Collateral granted to Agent for the benefit of the Banks pursuant to Section 4 hereof.

         "FISCAL YEAR" means, with respect to the Borrower and any of its Subsidiaries and Foreign Subsidiaries, the calendar year period of January 1 through December 31.

         "FLOATING RATE LOAN" means any Loan which bears interest based on the Prime Rate.

         "FOREIGN SUBSIDIARIES" means the entities described in Exhibit C attached hereto.

         "FUNDED DEBT" means at any date, with respect to the Borrower, all of the following obligations (without duplication) of Borrower as of such date: (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business, (d) all obligations as lessee under capitalized leases, (e) all obligations to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property, such as bankers acceptances or similar instruments, (f) all contingent and non-contingent obligations to reimburse any bank or other person in respect of amounts payable or paid under a letter of credit or similar instrument, (g) all debt of others secured by a lien on any asset of Borrower and its Subsidiaries and Foreign Subsidiaries, whether or not such debt is assumed, and (h) all obligations of others of the type described in clauses (a) through (g) of this definition, guaranteed by Borrower and/or its Subsidiaries.

         "GUARANTEE OBLIGATION" means with respect to any Person, any contract, agreement or understanding of such Person pursuant to which such Person guarantees, or in effect guarantees, any Indebtedness of any other person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, agreements (a) to purchase such Indebtedness or any asset




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constituting security therefor, (b) to advance or supply funds for the purchase or payment of such Indebtedness or to maintain net worth or working capital or other balance sheet conditions, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness, (c) to purchase an asset or service primarily for the purpose of assuring the holder of such Indebtedness of the ability of the primary obligor to make payment of the Indebtedness, or (d) otherwise to assure the holder of the Indebtedness of the primary obligor against loss with respect thereto; provided, however, that such term shall not include the endorsement by Borrower or a Subsidiary or Foreign Subsidiary of negotiable instruments or documents for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof.

         "HAZARDOUS MATERIALS" means any hazardous, toxic or dangerous chemical, substance, waste or material defined as such in any of the Environmental Laws, and petroleum, petroleum products, oil, asbestos and PCB's.

         "INDEBTEDNESS" means, as to the Borrower or any Subsidiary or Foreign Subsidiary, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including without limitation:

         (a) All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

         (b) All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise: (1) to purchase such indebtedness; or (2) to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or (3) to supply funds to or in any other manner invest in the debtor;

         (c) All indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and

         (d) All indebtedness incurred as the lessee of facilities, goods or services under leases that, in accordance with generally accepted accounting principles consistently applied, should be reflected on the Borrower's of any Subsidiary's and Foreign Subsidiaries' balance sheet.

         "INTEREST EXPENSE" means, with respect to any Person for any period of determination, the gross interest expenses of such Person determined in accordance with generally accepted accounting principles consistently applied as shown on its income statement.



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         "INTEREST PAYMENT DATE" shall mean, as to any Loan, the last day of the
Interest Period applicable to such Loan and, in addition, in the case of a Eurodollar Loan with an Interest Period of six (6) months duration, each day which is three (3) months, or a whole multiple thereof, after the first day of such Interest Period, and the last day of such Interest Period.

         "INTEREST PERIOD" shall mean: (a) as to any Eurodollar Loan, the period commencing on the date of such Eurodollar Loan and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect, and (b) as to any Floating Rate Loan, the period commencing on the date of such Loan and ending on the first (1st) day of the next succeeding calendar month; provided, however, that (x) if any Interest Period would end on a day that shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, with respect to Eurodollar Loans only, such next succeeding Business Day would fall in the next calendar month, in which case which Interest Period shall end on the next preceding Business Day and (y) no Interest Period with respect to any Loan shall end later than the Loan Termination Date. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

         "INTEREST RATE AND FOREIGN EXCHANGE CONTRACTS" means interest rate and foreign exchange swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate and foreign exchange insurance and other agreements or arrangements designed to provide protection against fluctuations in interest rates and currency exchange rates.

         "ISSUING BANK" means NationsBank or any successor thereto, as the issuer of Letters of Credit under Paragraph 2.3, together with its successors and assigns in each capacity.

         "LAWS" means all ordinances, statutes, rules, regulations, order, injunctions, writs or decrees of any government or political subdivision or agency thereof, or any court of similar entity established by any thereof.

         "LETTER OF CREDIT" shall have the meaning assigned to such term in Paragraph 2.3.

         "LETTER OF CREDIT DOCUMENTS" means, with respect to any Letter of Credit, collectively, any application for any Letter of Credit and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

         "LETTER OF CREDIT INTEREST" means, for each Bank, such Bank's participation interest (or, in the case of the Issuing Bank, the Issuing Bank's retained interest) in the Issuing Bank's liability under Letters of Credit and such Bank's rights and interests in Reimbursement Obligations and fees, interest and other amounts payable in connection with Letters of Credit and Reimbursement Obligations.



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


         "LETTER OF CREDIT LIABILITY" means, with duplication, at any time and in respect of any Letter of Credit, the sum of (a) the undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Bank (other than the Issuing Bank) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Paragraph 2.3, and the Issuing Bank shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Banks (other than the Issuing Bank) of their participation interests under Paragraph 2.3.

         "LIBO RATE" means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum appearing on the Telerate Page 3750 (or successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London Time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "LIBO Rate" shall mean, for any Eurodollar Loan for any Interest Period therefor, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

         "LOAN" means any funds which any Bank had advanced or will advance to the Borrower pursuant to this Agreement, and "LOANS" means all such advances by all Banks.

         "LOAN DOCUMENTS" means this Agreement, the Notes, the Letter of Credit Documents, the Collateral Documents, or any other document executed or delivered by or on behalf of the Borrower or any Subsidiary or Foreign Subsidiary evidencing or securing the Obligations.

         "LOAN TERMINATION DATE" means March 31, 2000, subject to adjustment as provided in Paragraph 2.1(e).

         "MAINTENANCE CAPITAL EXPENDITURES" means that portion of annual Capital Expenditures of the Borrower (including funds advanced to any Subsidiaries or Foreign Subsidiaries for purposes of Capital Expenditures) which are set forth in the Borrower's annual Capital Expenditures budget provided to Agent, but excluding Capital Expenditures incurred by the Borrower as a direct result of an Acquisition or as a direct result of the formation of a new Subsidiary or Foreign Subsidiary permitted by Paragraphs 7.9 or 7.12.

         "MAJORITY BANKS" means those Banks having sixty-six and two-thirds percent (66-2/3%) or more of the aggregate outstanding principal amount of the outstanding Loans.

         "MATERIAL ADVERSE CHANGE" means a material adverse change in the business or conditions (financial or otherwise) or in the result of operations of the Borrower and its Subsidiaries and Foreign Subsidiaries (unless otherwise indicated) or in the value of the Collateral, taken as a whole as determined by the Majority Banks in their reasonable discretion.



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


         "MATERIAL ADVERSE EFFECT" means, when referring to the taking of an action or the omission to take an action, that such action, if taken, or omission, would have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries and Foreign Subsidiaries (unless otherwise indicated), or might materially impair the value of the Collateral, each taken as a whole as determined by the Majority Banks in their reasonable discretion.

         "MINORITY INTERESTS" means the entities described in Exhibit D attached hereto.

         "NATIONSBANK" means NationsBank of Tennessee, N.A. and its successors.

         "NOTE" means a promissory note substantially in the form of Exhibit E attached hereto, duly executed and delivered to any Bank by Borrower and payable to the order of a Bank in the amount of one or more of its Commitments, including any amendment, modification, renewal, extension, or replacement thereof, and "NOTES" means the Notes payable to each of the Banks collectively.

         "OBLIGATIONS" means, respectively, all of the obligations of the
Borrower:

         (a) To pay the principal of and interest on the Notes in accordance with the terms thereof and to satisfy all the Borrower's other liabilities to the Bank hereunder, whether now existing or hereafter incurred, matured or unmatured, direct of contingent, joint or several, including any extension, modifications, and renewals thereof and substitutions therefor;

         (b) To repay the Bank all amounts advanced by the Banks hereunder on behalf of the Borrower, including, but without limitation, amounts owed under Interest Rate and Foreign Exchange Contracts to one or more of the Banks, and advances for overdrafts, principal or interest payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, rent, repairs to or maintenance or storage of any of the Collateral; and

         (c) To reimburse the Agent and the Banks, on demand, for all of the Agent's and each Banks' reasonable out-of-pocket expenses and costs, including the reasonable fees and expenses of its counsel, in connection with the enforcement of this Agreement and the documents required hereunder, including, without limitation, any proceeding brought or threatened to enforce payment of any of the obligations referred to in the foregoing paragraphs (a) and (b), or any suits or claims against any Bank whatsoever as a result of such Bank's execution of this Agreement and making of its Loan, all as more specifically set forth in Paragraphs 10.4 and 10.7 hereof; and in addition, to reimburse the Agent for its expenses and reasonable attorneys' fees in connection with the preparation, administration, amendment, modification or waiver of the Agreement and the other Loan Documents.

         "PERMITTED INVESTMENTS" means all expenditures made and all liabilities incurred (contingent or otherwise) by any Borrower or any Subsidiary or Foreign Subsidiary for:

         (a) obligations issued or guaranteed as to principal and interest by the United States of America and having a maturity of not more than twelve (12) months from the date of purchase;

         (b) certificates of deposit, issued by banks organized under the laws of the United States of America or any State thereof and foreign subsidiaries of such banks, having a rating of not less than A or its equivalent by Standard & Poor's Corporations, or its successor;

         (c) commercial paper or finance company paper which is rated not less than prime-one or A-1 or their equivalents by Moody's Investor Services, Inc. or Standard & Poor's Corporation or their successors;

         (d) repurchase agreements related to an investment of the type described in Clause (a) above, provided that the counter-party thereto is a government securities dealer designated by the Federal Reserve Bank of New York as a "Reporting Dealer" and whose financial statements indicate that it has a capital of at least $50,000,000.00 and that the investment which is the subject of such repurchase agreement shall be at all times during the term of the repurchase agreement in the possession of the Borrower (or the Agent) or the interest of such Borrower therein shall be appropriately recorded in accordance with the United States Federal Regulations regarding Book Entry Treasury Securities;

         (e) bankers acceptances issued by banks that qualify for the NationsBank of Tennessee, N.A. Federal Funds List, not to exceed $500,000.00 per issuer and a maximum maturity of 180 days;

         (f) investments in Permitted Non-Guarantor Entities.

         "PERMITTED LIENS" means:

         (a) Liens in favor of the Agent for the benefit of the Banks;

         (b) Security interests granted to secure equipment notes and capitalized leases which secure not more than the amount of the purchase price financed thereby;

         (c) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet delinquent;

         (d) Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;

         (e) Liens of mechanics, materialmen, warehousemen, carriers, or other like liens, securing obligations in the ordinary course of business that are not yet delinquent;

         (f) Good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

         (g) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property by the Borrower or any Subsidiary or Foreign Subsidiary in the operations of its business, and none of which is violated in any material respect by existing or proposed structures or land use;

         (h) Existing liens set forth or described on Exhibit F, attached hereto and made a part hereof, and renewals thereof;

         (i) Landlord's liens on fixtures retained in any lease;

         (j) The following, if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed; if Borrower or any Subsidiary or Foreign Subsidiary has posted such security as may be required by Laws or as is reasonably satisfactory to Banks; and if the following do not, in the aggregate, materially detract from the value of the properties of the Borrower or any Subsidiary or Foreign Subsidiary taken as a whole, or materially impair the use thereof in the operation of their respective businesses:

                  (i) Claims or liens for taxes, assessments or charges due and payable and subject to interest or penalty;

                  (ii) Claims, liens and encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

                  (iii) Claims or liens of mechanics, materialmen, warehousemen, carriers, or other like liens; and

                  (iv) Adverse judgments on appeal.

         "PERMITTED NON-GUARANTOR ENTITY" means a Person, other than a wholly-owned Subsidiary or Foreign Subsidiary of the Borrower in which the Borrower or any Subsidiary or Foreign Subsidiary of the Borrower maintains an investment and which is engaged in businesses that enhance or support the primary business activity of the Borrower, including, without limitation, the existing entities described in Exhibit G attached hereto.

         "PERSON" means any individual, corporation, partnership, association, joint-stock company, estate, trust, unincorporated organization, limited liability company, joint venture, court or government or political subdivision or agency thereof.

         "PLEDGED STOCK" means the stock and other interest pledged pursuant to the Stock Pledge Agreement described in Paragraph 3.1.

         "PRIME RATE" means the rate announced by NationsBank of Tennessee, N.A. from time to time as the NationsBank Prime Rate. No representation is made herein that the NationsBank Prime Rate is the lowest rate at which any Bank will lend to its customers.

         "PRO-FORMA EFFECT" means, in making any calculation to determine if the Borrower and its Subsidiaries and Foreign Subsidiaries are in compliance with Subparagraph 6.15(b), to determine if the conditions precedent to a Permitted Acquisition under Subparagraph 7.15(a) have been met, or to calculate the Applicable LIBO Rate Margin or Applicable Floating Rate Margin, that the calculation will be made assuming that (a) any Permitted Acquisition made during the twelve-month period ending on the date of determination (the "Reference Period"), and (b) any Indebtedness associated with (a) incurred during the Reference Period or to be incurred as of the date of determination, were made or incurred on the first day of the Reference Period. Any funds to be used by Borrower or any Subsidiary or Foreign Subsidiary in consummating a Permitted Acquisition will be assumed to have been used for that purpose as of the first day of the Reference Period. EBITDA for the Reference Period associated with the assets acquired or to be acquired in any Permitted Acquisition will be included in the calculation of EBITDA for Borrower and its Subsidiaries and Foreign Subsidiaries. Any Indebtedness to be incurred by Borrower or any Subsidiary or Foreign Subsidiary in connection with the consummation of any Permitted Acquisition will be assumed to have been incurred on the first day of the Reference Period. Interest Expense with respect to such Indebtedness assumed to have been incurred on the first day of the Reference Period which bears interest at a floating rate shall be calculated at the current rate under the agreement governing such Indebtedness (including this Agreement if the Indebtedness is incurred hereunder). Any Interest Expense incurred during the Reference Period which was or is to be refinanced with the proceeds of Indebtedness assumed to have been incurred as of the first day of the Reference Period will be excluded from the calculation for which a Pro-Forma Effect is being given.

         "QUALIFIED ACCOUNTS RECEIVABLE" means those Accounts of Borrower or any Subsidiary (or any Foreign Subsidiary, to the extent such Foreign Subsidiary may elect to pledge such Accounts to the Agent hereunder) that meet the following criteria:

                  (a) the account is one in which the Agent, for the benefit of the Banks, has a perfected first priority security interest;

                  (b) the account arises from a bona fide, outright sale of goods by the Borrower or any Subsidiary, or for services performed by the Borrower or any Subsidiary, or for services performed by the Borrower or any Subsidiary under an enforceable contract, and such goods have been shipped to the appropriate account debtors, or the sale has otherwise been consummated, or the services have been performed for the appropriate account debtors in accordance with such order or contract;

                  (c) the title of the Borrower or any Subsidiary to the account, and, except as to the account debtor, to any goods, is absolute and is not subject to any prior assignment, claim, lien or security interest;

                  (d) the amount shown on the books of the Borrower or any Subsidiary or on any invoice or statement delivered to Agent is owing to the Borrower or any Subsidiary, and no partial payment has been made thereon by anyone;

                  (e) the account is not subject to any claim of reduction, counterclaim, setoff, recoupment, or any claim for credits, allowances or adjustments by the account debtor because of returned, inferior or damaged goods or unsatisfactory services, or for any other reason, except for customary discounts allowed for prompt payment;

                  (f) the account is not an account that the Bank, in its reasonable discretion, has determined to be ineligible in whole or in part and has notified the Borrower or any Subsidiary thereof;

                  (g) the account debtor has not returned or refused to retain any of the goods from the sale of which the account arose;

                  (h) the account is recognized by Borrower in Borrower's financial statement as a receivable due Borrower pursuant to existing contracts with a client or customer of Borrower;

                  (i) no account arises out of a contract with, or order from, an account debtor that, by its terms, forbids or makes the assignment of that account to the Bank void or unenforceable;

                  (j) the Borrower or any Subsidiary has not received any note, trade acceptance, draft or other instrument with respect to or in payment of the account, or any chattel paper with respect to the goods giving rise to the account, and if any such instrument or chattel paper is received, the Borrower or any Subsidiary will immediately notify Bank and, at the latter's request, endorse or assign and deliver the same to Bank;

                  (k) neither the Borrower or any Subsidiary nor any Bank has received any notice of the death of the account debtor or a partner thereof, nor the dissolution, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the account debtor;

                  (l) the account debtor is not an affiliate of the Borrower or any Subsidiary or in any way related by common ownership to the Borrower or any Subsidiary;

                  (m) the account debtor is not the United States Government or an agency thereof; and

                  (n) the account does not arise from a lease of goods or a loan transaction.

         To the extent a Foreign Subsidiary elects to pledge Accounts to the Agent hereunder, all of the foregoing provisions shall be deemed to apply to such Accounts for purposes of determining whether such Accounts qualify as Qualified Accounts Receivable. In the event Borrower requests the Banks to consent to the release by Agent of a security interest in the Accounts of Foreign Subsidiary pledged hereunder, the Banks agree that, so long as no Default exists hereunder, the consent of the Banks to such release shall not be unreasonably withheld.

         "QUARTERLY DATES" means the first day of each January, April, July, or October, the first of which shall be April 1, 1998.

         "QUARTERLY PERIOD" means (a) the Period from the Closing Date to the next succeeding Quarterly Date and (b) thereafter, any period from the first day after a Quarterly Date to the next succeeding Quarterly Date.

         "REAL PROPERTY" means any real property now owned or hereafter acquired by Borrower or any Subsidiary or Foreign Subsidiary.

         "RECORDS" means correspondence, memoranda, tapes, books, discs, paper, magnetic storage and other documents or information of any type, whether expressed in ordinary or machine language.

         "RENTAL EXPENSE" means, with respect to any Person for any period, the gross real estate rental expenses of such Person for such period determined in accordance with generally accepted accounting principles consistently applied, excluding all personal property rental expense.

         "SHAREHOLDERS' EQUITY" means, at any time, the accounts required to be set forth in a balance sheet of the Borrower on a consolidated basis, prepared in accordance with generally accepted accounting principles consistently applied, including but not limited to: (A) the par or stated value of all outstanding capital stock; (B) capital surplus, including additional paid-in capital; and (C) retained earnings.

         "SUBSIDIARY" means the domestic Subsidiaries described in Exhibit A attached hereto, together with any Person of which more than fifty percent (50%) of the outstanding voting securities or other equity interest in such Person shall, at the time of determination, be owned directly, or indirectly through one or more intermediaries, by the Borrower, and "SUBSIDIARIES" means any two or more such entities, but specifically excluding the Foreign Subsidiaries.

         "TOTAL COMMITMENTS" means from time to time the aggregate Commitments of all of the Banks hereunder, which initially is the lesser of the Borrowing Base or $15,000,000, subject to being increased to the lesser of the Borrowing Base or $40,000,000, all as is more specifically provided in Paragraph 2.1 hereof.

         "UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of Tennessee, as it may be amended from time to time; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of a security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Tennessee, "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

         "UNMATURED DEFAULT" means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default

                              SECTION 2. THE LOANS.

         2.1      The Loan Commitments.

                  (a) Subject to the terms and conditions of and relying on the representations, warranties and covenants contained in this Agreement, each Bank agrees to fund severally but not jointly to the Borrower an aggregate maximum principal amount of up to $40,000,000; provided, no more than $15,000,000.00 shall be initially committed and funded hereunder unless and until each of the following occur:

                            (i) The Borrower elects to increase the Commitments
by an additional amount up to $25,000,000.00 (the "Increase Amount") to a total not to exceed $40,000,000.00 pursuant to a writing (the "Expansion Option");

                            (ii) Such Expansion Option is made by the Borrower
and delivered to the Agent on or prior to the earlier to occur of (A) March 31, 2000, or (B) the delivery of the Extension Option (as defined in Paragraph (e) below) and is accompanied by an additional commitment fee of 0.15% of the Increase Amount;

                           (iii) No Event of Default or Unmatured Default is in
existence hereunder.

Subject to the foregoing provisions for increases in the Commitments, each advance of Loans made hereunder shall be made by each Bank ratably in accordance with its respective Commitment Percentage of such advance. The Borrower may obtain Loans, repay without penalty or premium except as set forth in Paragraph
2.10 below and reborrow hereunder, from the date of this Agreement up to the date prior to the earlier to occur of (i) March 31, 2000, or (ii) the delivery of the Extension Exercise (as defined in Paragraph (e) below), the then available Total Commitment or any lesser sum which is in the minimum amount of $100,000.00 and in an integral multiple of $100,000.00 if in excess thereof.

                  (b) The Credit Facility shall be evidenced initially by the $15,000,000.00 Note of Borrower payable to the order of NationsBank.

                  (c) Loans may be used by the Borrower for general corporate purposes, including working capital, the issuance of Letters of Credit and the funding of Permitted Acquisitions; provided, that the Banks shall have no obligation to fund if the conditions precedent in Paragraph 3.2 below have not been satisfied, including, without limitation, the requirement that the Borrowing Base exceed the total amount outstanding under the Credit Facility (including the face amount of any outstanding Letters of Credit) following any such advance.

                  (d) The failure of any Bank to make any advances hereunder pursuant to its Loan Commitment shall not relieve any other Bank of its obligation, if any, hereunder to make its advances pursuant to its Loan Commitment. However, no Bank shall be responsible for any other Bank's failure or refusal to make any advances pursuant to such other Bank's Loan Commitment.

                  (e) If, at any time, the aggregate outstanding principal balance of the Credit Facility (including the face amount of any outstanding Letters of Credit) exceeds the Borrowing Base, a principal payment in the amount of such excess shall be immediately due and payable. All outstanding principal and interest on the Credit Facility shall be due and payable in full in a balloon installment on March 31, 2000, unless and until each of the following occur:

                           (i) The Borrower elects to term out the balance of
the Credit Facility and extend the Loan Termination Date pursuant to a writing (the "Extension Option") delivered to the Agent;

                            (ii) Such Extension Option is made by the Borrower
and delivered to the Agent on or prior to March 1, 2000, and is accompanied by an additional commitment fee equal to .30% of the then outstanding balance of the Credit Facility;

                           (iii) No Event of Default or Unmatured Default is in
existence hereunder.

If the Borrower satisfies each of the conditions set forth in clauses (i), (ii) and (iii) above, the Loan Termination Date shall be extended to the eighth Quarterly Date after the delivery of the Extension Option. In such event, the then outstanding balance of the Credit Facility shall be termed out over two (2) years, and no further advances shall be permitted under the Credit Facility. In addition to interest due on each Interest Payment Date, quarterly principal payments, each in the amount of 5% of the Total Commitments, shall be due and payable on each Quarterly Date, beginning on the second Quarterly Date after the delivery of the Extension Option.

         2.2      Borrowing Notices, Interest Rates and Payments of Interest.

                  (a) Loans made hereunder may be either Eurodollar Loans, Floating Rate Loans, or a combination thereof; provided, Eurodollar Loans shall be in the minimum amount of $100,000.00 and shall be in an integral multiple of $100,000.00.

                  (b) The Borrower shall give the Agent irrevocable notice in the form attached hereto as Exhibit 2.2(b)(i) (a "Borrowing Notice"), accompanied by a completed and certified Borrowing Base Certificate in the form attached hereto as Exhibit 2.2(b)(ii), not later than 10:00 a.m. Nashville time, at least three (3) Business Days prior to the date of any requested disbursement of Eurodollar Loans and one (1) Business Day prior to any requested disbursement of Floating Rate Loans. Each Borrowing Notice shall be filled in and signed and may be made by telecopier, telex or cable in addition to the means set forth for giving notice in Paragraph 10.5. Each Borrowing Notice shall specify the requested date of such requested disbursement; the aggregate amount of such disbursement; the type of Loan, i.e., Eurodollar or Floating Rate; and if a Eurodollar Loan, the designated Interest Period. The Agent shall promptly advise the other Banks of any Borrowing Notice given pursuant to this Subparagraph and each Bank's portion of the requested Loan. Not later than noon (12:00 p.m.) Nashville time on each disbursement date, and subject to the terms and conditions hereof, Agent will credit the proceeds of the Loans received by Agent from the Banks to the Borrower's deposit account with Agent. Each such Borrowing Notice shall obligate the Borrower to accept the Loan disbursement requested thereby.

                  (c) The Borrower shall have the right at any time, on prior irrevocable written or telex notice to the Agent not later than 10:00 a.m., Nashville time, three (3) Business Days prior to the date of any requested conversion, to convert any Floating Rate or Eurodollar Loan into a Loan of another type, or to continue any Eurodollar Loan for another Interest Period (specifying in each case the Interest Period to be applicable thereto), subject in each case to the following:

                           (i) Each conversion or continuation shall be made prorata among the Banks in accordance with the respective principal amounts of the Loan converted or continued;

                           (ii) No Eurodollar Loan shall be converted at any time other than at the end of the Interest Period applicable thereto;

                           (iii) Each conversion shall be effected by applying the proceeds of the new Eurodollar and/or Floating Rate Loan, as the case may be, to the Loan (or portion thereof) being converted;

                           (iv) The number of Eurodollar Loans outstanding at one time may not exceed six (6); and

                           (v) No Interest Period may be selected for any Eurodollar Loan that would end later than a repayment date occurring on or after the first day of such Interest Period if the aggregate outstanding amount of Eurodollar Loans with Interest Periods ending prior to such repayment date plus the aggregate outstanding amount of all Floating Rate Loans is not equal to or greater than the principal amount(s) of the Loan(s) to be paid on such repayment date.

                  (d) Each notice pursuant to this Paragraph shall be irrevocable and shall refer to this Agreement and specify (1) the identity and principal amount of the particular Loan that the Borrower requests be converted or continued, (2) if such notice requests conversion, the date of such conversion (which shall be a Business Day), and (3) if a Loan is to be converted to a Eurodollar Loan or a Eurodollar Loan is to be continued, the Interest Period with respect thereto. In the event that the Borrower shall not give notice to continue any Eurodollar Loan for a subsequent period, such Eurodollar Loan (unless repaid) shall automatically be converted into a Floating Rate Loan. If the Borrower shall fail to specify in any Borrowing Notice the type of borrowing or, in the case of a Eurodollar Loan, the applicable Interest Period, the Borrower will be deemed to have requested a Floating Rate Loan. If Agent reasonably believes that any failure by Borrower to specify the type of borrowing or the applicable Interest Period shall have resulted from failure of communications equipment or clerical error, then prior to funding any such borrowing the Agent shall use reasonable efforts to obtain confirmation from Borrower of the contents of such Borrowing Notice; however, in the absence of prompt confirmation by Borrower which specifies the type of borrowing and/or the applicable Interest Period, the Borrower will be deemed to have requested a Floating Rate Loan. Notwithstanding anything to the contrary contained above, if an Event of Default shall have occurred and be continuing, no Eurodollar Loan may be continued and no Floating Rate Loan may be converted into a Eurodollar Loan.

                  (e) Interest shall be charged and paid on each Loan from the date of the initial advance thereunder until such Loan is paid or converted as follows:

                           (i) For a Floating Rate Loan, at an annual rate equal to the Prime Rate plus the Applicable Prime Rate Margin, said rate to change contemporaneously with any change in the Prime Rate;

                           (ii) For a Eurodollar Loan, at a rate equal to the LIBO Rate plus the Applicable LIBO Rate Margin;

                           (iii) The Borrower shall pay to any Bank, if and so long as such Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar Liabilities, additional interest on the unpaid principal amount of each Eurodollar Loan, from the date of such advance until said principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period from (ii) the rate obtained by dividing the LIBO Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period, payable on each date on which interest is payable. Such additional interest shall be determined by such Bank who shall notify Borrower thereof.

                           (iv) Interest for both Floating Rate Loans and
Eurodollar Loans shall be computed on the basis of a 360-day year counting the actual number of days elapsed, and shall be due and payable without notice on each Interest Payment Date.

                  (f) Notwithstanding the foregoing, upon the occurrence of an Event of Default interest may be charged at the Default Rate as defined and set forth in the Notes if the Majority Banks so elect, regardless of whether the Majority Banks have elected to exercise any other remedies under Section 8 hereof, including, without limitation, acceleration of the maturity of the outstanding principal of the Notes. All such interest shall be paid at the time of and as a condition precedent to the curing of any such default to the extent any right to cure is given.

                  (g) All agreements herein made are expressly limited so that in no event whatsoever shall the interest and loan charges agreed to be paid to the Banks for the use of the money advanced or to be advanced pursuant to this Agreement exceed the maximum amounts collectible under applicable laws in effect from time to time. If for any reason whatsoever the interest or loan charges paid or contracted to be paid in respect of the Loans shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then, ipso facto, the obligation to pay such interest and/or loan charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by the Banks that exceed such maximum amounts shall be applied to the reduction of the principal balance of the Loans and/or refunded to Borrower so that at no time shall the interest or loan charges paid or payable in respect of the Loans exceed the maximum amounts permitted from time to time by applicable law. This provision shall control every other provision herein and in any and all other agreements and instruments now existing or hereafter arising between Borrower and the Banks with respect to the Loans.

         2.3 Letters of Credit. Subject to the terms and conditions of this Agreement, the Commitments may be utilized, upon the request of the Borrower, in addition to the Loans provided for by Paragraph 2.1, for the issuance by the Issuing Bank of letters of credit (collectively, the "Letters of Credit") for the account of the Borrower; provided that in no event shall (i) the aggregate amount of all Letter of Credit Liabilities, together with the aggregate principal amount of the Loans exceed the aggregate amount of the Total Commitments as in effect from time to time, and (ii) the expiration date of any Letter of Credit extend beyond the earlier of March 31, 2000, and the date twelve months following the issuance of such Letter of Credit. The following additional provisions shall apply to Letters of Credit:

                  (a) The Borrower shall give the Agent at least three Business Days' irrevocable prior notice (effective upon receipt) specifying the Business Day (which shall be no later than 30 days preceding the Loan Termination Date) each Letter of Credit is to be issued and describing in reasonable detail the proposed terms of such Letter of Credit (including its beneficiary) and the nature of the transactions or obligations proposed to be supported. The Borrower shall be the account party for each Letter of Credit, including Letters of Credit issuable to a beneficiary having a claim or potential claim against a Subsidiary of the Borrower.

                  (b) On each day during the period commencing with the issuance by the Issuing bank of any Letter of Credit and until such Letter of Credit shall have expired or been terminated or, if drawn upon, until the resulting Reimbursement Obligations have been reimbursed in full by the Borrower (whether by a borrowing under this Agreement or otherwise), the Commitment of each Bank shall be deemed to be utilized for all purposes of this Agreement in an amount equal to such Bank's Commitment Percentage of the then Letter of Credit Liabilities associated with such Letter of Credit. Each Bank (other than the Issuing Bank) agrees that, upon the issuance of any Letter of Credit it shall automatically acquire a participation in the Issuing Bank's liability under such Letter of Credit in an amount equal to such Bank's Commitment Percentage of such liability, and each Bank (other than the Issuing Bank) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Bank to pay and discharge when due, its Commitment Percentage of the Issuing Bank's liability under such Letter of Credit.

                  (c) Upon receipt from the beneficiary of any Letter of Credit or any demand for payment under such Letter of Credit, the Issuing Bank shall promptly notify the Borrower (through the Agent) of the amount to be paid by the Issuing Bank as a result of such demand and the date on which payment is to be made by the Issuing Bank to such beneficiary in respect of such demand. The Borrower hereby unconditionally agrees to pay and reimburse the Agent for the account of the Issuing Bank and other Banks with respect to their Letter of Credit Interest for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by the Issuing Bank to the beneficiary under such Letter of Credit, without presentment, demand, protest or other formalities of any kind. Any amounts not so paid or borrowed as set forth in Subparagraph 2.3(d) below shall bear interest at the rate(s) specified in the Letter of Credit Documents or, if higher, at the rate(s) specified on the Notes (including the Default Rate, if applicable).

                  (d) Forthwith upon its receipt of a notice referred to in clause Subparagraph 2.3(c), the Borrower shall advise the Agent whether or not the Borrower intends to borrow under Paragraph 2.1 to finance its obligation to reimburse the Issuing Bank for the amount of the related demand for payment and, if it does, submit a notice of such borrowing as provided in Paragraph 2.2. In the event that the Borrower fails to so advise the Agent, and if the Borrower fails to reimburse the Issuing Bank for a demand for payment under a Letter of Credit by the date of such payment, the Agent shall give each Bank prompt notice of the amount of the demand for payment, specifying such Bank's Commitment Percentage of the amount of the related demand for payment, and the Borrower shall be deemed in default hereunder for breaching Subparagraph 2.3(c) above.

                  (e) Each Bank (other than the Issuing Bank) shall pay to the Agent for the account of the Issuing Bank in Dollars and in immediately available funds, the amount of such Bank's Commitment Percentage of any payment under a Letter of Credit upon notice by the Agent to such Bank requesting such payment and specifying such amount as provided in clause (d) of the Paragraph
2.3. Each such Bank's obligation to make such payments to the Agent for the account of the Issuing Bank under this clause (e), and the Issuing Bank's right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) the failure of any other Bank to make its payment under this clause (e), the financial condition of the Borrower (or any other account party), the existence of any Default or (ii) the termination of the Commitments. Each such payment to the Issuing Bank shall be made without any offset, abatement, withholding or reduction whatsoever; provided, nothing contained in the foregoing shall limit the Issuing Bank's liability for its gross negligence or willful misconduct in improperly honoring a draft drawn under a Letter of Credit.

                  (f) Upon the making of each payment by a Bank to the Issuing Bank pursuant to clause (e) above in respect of any Letter of Credit, such Bank shall, automatically and without any further action on the part of the Agent, the Issuing Bank or such Bank, acquire (i) a participation in any amount equal to such payment in the Reimbursement Obligation owing to the Issuing Bank by the Borrower under this Agreement and under the Letter of Credit Documents relating to such Letter of Credit and (ii) a participation in a percentage equal to such Bank's Commitment Percentage in any interest or other amounts payable by the Borrower under such Letter of Credit Documents and the other Loan Documents in respect of such Reimbursement Obligation (other than the commissions, charges, costs and expenses payable to the Issuing Bank pursuant to clause (g) of this Paragraph 2.3). Upon receipt by the Issuing Bank from or for the account of the Borrower of any payment in respect of any Reimbursement Obligation or any such interest or other amount (including by way of set-off or application of proceeds of any collateral security) the Issuing Bank shall promptly pay to the Agent for the account of each Bank who shall have previously assumed a participation in such payment under clause (ii) above, such Bank's Commitment Percentage of such payment, each such payment by the Issuing Bank to be made in the same money and funds in which received by the Issuing Bank. In the event any payment received bye the Issuing Bank and so paid t the Banks is rescinded or must otherwise be returned by the Issuing Bank, each Bank shall, upon request of the Issuing Bank (through the Agent), repay to the Issuing Bank (through the Agent) the amount of such payment paid to such Bank, with interest at the rate specified in clause
(j) of this Paragraph 2.3.

                  (g) Borrower shall pay the Agent for the account of each Bank a letter of credit fee in respect of each Letter of Credit on the daily average undrawn face amount of such Letter of

Credit for the period from and including the date of issuance of such Letter of Credit to and including the date such Letter of Credit is drawn in full, expires or is terminated (such fee to be non-refundable, to be paid in arrears on each Quarterly Date and on the Loan Termination Date and to be calculated, for any day, after giving effect to any payments made under such Letter of Credit on such day) in an amount equal to the Applicable LIBOR Rate Margin per annum. All calculations of Letter of Credit fees shall be based on a 360 day year counting the actual number of elapsed days.

                  (h) Upon the request of any Bank from time to time, the Issuing Bank shall deliver any information reasonably requested by such Bank with respect to each Letter of Credit then outstanding.

                  (i) The issuance by the Issuing Bank of each Letter of Credit shall be subject, in addition to the conditions precedent set forth in Paragraph 3.2, to the conditions precedent that (i) such Letter of Credit shall be in such form, contain such terms and support such transactions as shall be satisfactory to the Issuing Bank consistent with its then current practices as shall be satisfactory to the Issuing Bank consistent with its then current practices and procedures with respect to letters of credit of the same type and (ii) the Borrower shall have executed and delivered such applications, agreements and other instruments relating to such Letter of Credit as the Issuing Bank shall have reasonably requested consistent with its then current practices and procedures with respect to letters of credit of the same type; provided that in the event of any conflict between any such application, agreement or other instrument and the provisions of this Agreement, the provisions of this Agreement shall control.

                  (j) In the event that any Bank fails to pay any amount required to be paid pursuant to clause (e) or (f) of this Paragraph 2.3 when due, such Bank shall pay interest to the Issuing Bank (through the Agent) on such amount from and including such due date to but excluding the date such payment is made (i) during the period from and including such due date to but excluding the date three Business Days thereafter, at a rate per annum equal to the Federal Funds Rate (as in effect from time to time) and (ii) thereafter, at a rate per annum equal to the Prime Rate plus 2.0%.

                  (k) The issuance by the Issuing Bank of any modification or supplement to any Letter of Credit shall be subject to the same conditions applicable under this Paragraph 2.3 to the issuance of new Letters of Credit, and no such modification or supplement shall be issued unless either (x) the respective Letter of Credit as affected by such action would have complied with such conditions had it originally been issued in such modified or supplemented form or (y) each Bank shall have consented to such modification or supplement.

                  (l) The obligations of the Borrower under this Paragraph 2.3 shall be unconditional and absolute and shall not be affected, modified or impaired, upon the happening at any time or from time to time of any event, including any of the following, whether or not with notice to or the consent of the Borrower:

                           (i) the compromise, settlement, release, modification, amendment (whether material or otherwise) or termination of any or all of the obligations, conditions covenants or agreements of any Person in respect of any of the Loan Documents:

                           (ii) the occurrence, or the failure by the Agent, any Bank or any other Person to give notice to the Borrower of the occurrence, of any Event of Default or any default under any of the other Loan Documents;

                           (iii) the waiver of the payment, performance or observance of any of the obligations, conditions, covenants or agreements of any Person contained in any of the Loan Documents;

                           (iv) the extension of the time for performance of any other obligations, covenants or agreements of any Person under or arising out of any of the Loan Documents;

                           (v) the taking or the omission of any of the actions referred to in any of the Loan Documents;

                           (vi) any failure, omission or delay on the part of the Agent, any Bank, the Borrower or the beneficiary of any Letter of Credit to enforce, assert or exercise any right, remedy, power or privilege conferred by this Agreement or any of the Loan Documents, or any other act or acts on the part of the Agent, any Bank, the Borrower or the beneficiary of any Letter of Credit;

                           (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of, the marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings which affect, the Borrower or any other party to any of the Loan Documents;

                           (viii) any lack of validity or enforceability of this Agreement, any Letter of Credit or any other Loan Document, or any allegation of invalidity or unenforceability or any contest of such validity or enforceability;

                           (ix) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against the Agent, any Bank or any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom the Bank or any such beneficiary of transferee may be acting), or any other Person, whether in connection with this Agreement or any other Loan Document or any of the transactions contemplated by any Loan Document or any unrelated transaction;

                           (x) any statement in any certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any such statement being untrue or inaccurate in any respect whatsoever;

                           (xi) payment by the Issuing Bank under any Letter of Credit against presentation of a demand or certificate which does not comply with the terms of such Letter of Credit;

                           (xii) the release or discharge by operation of law of the Borrower from the performance or observance of any obligation, covenant or agreement contained in any of the Loan Documents; or

                           (xiii) any circumstance or happening whatsoever, whether or not similar to any of the foregoing.

                  (m) Without affecting the Borrower's liability under Paragraph 10.7, the Borrower agrees to indemnify each of the Issuing Bank, the Agent and the Banks and their respective affiliates, directors, officers, employees, attorneys and agent from, and hold each of them harmless against, any and all losses, liabilities, damages or expenses incurred by any of them in connection with or by reason of any actual or threatened investigation, litigation or other proceeding (including, in respect of the Issuing Bank and the Agent, any such Bank) relating to (a) the execution and delivery of any Letter of Credit; (b) the use of the proceeds of any drawing under any Letter of Credit; or (c) the transfer or substitution of, or payment or failure to pay under, any Letter of Credit, including the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding, but excluding damages, losses, liabilities or expenses to the extent, but only to the extent, incurred by reason of (x) the willful misconduct or gross negligence of the Issuing Bank in determining whether a document presented under any Letter of Credit complies with the terms of such Letter of Credit or (y) in the case of the Issuing Bank, such Bank's failure to pay under any such Letter of Credit after presentation to it of documents strictly complying with the terms and condition of such Letter of Credit. It shall not be a condition to any such indemnification that the Issuing Bank, the Agent or any Bank shall be a party to any such investigations, litigation or other proceeding. Nothing in this Paragraph 2.3 is intended to limit the Borrower's payment obligations under this Agreement.

                  (n) The Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to the use of the Letter of Credit. None of the Agent, any Bank nor any of their respective affiliates, officers, directors, employees, attorneys or agents shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or for any acts or omissions of any beneficiary of any Letter of Credit in connection with such Letter of Credit; (b) the validity, sufficiency or genuineness of documents presented to the Issuing Bank, or of any endorsement on such documents, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failure to make payment under any Letter of Credit; provided however, that Subparagraph 2.3(l) above notwithstanding, the Borrower shall have a claim against the Issuing Bank to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (i) the Issuing Bank's willful misconduct or gross negligence in determining whether a document presented under any Letter of Credit complies with the terms of such Letter of Credit or (ii) the Issuing Bank's willful failure to pay under the Letter of Credit after presentation to it of documents strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing bank may accept documents that appear on their face to be in order, without responsibility for further investigation.

         2.4 Arrangement Fee. An aggregate nonrefundable Arrangement Fee of $22,500 shall be due and payable in full at Closing to the Agent.

         2.5 Commitment Fee. An aggregate commitment fee equal to the product of
(i) 0.15% per annum multiplied by (ii) then current Total Commitments, without regard to the Borrowing Base, less the average outstanding daily balance of the Credit Facility (including the face amount of any letters of credit then outstanding) during the immediately preceding quarter shall be due and payable quarterly in arrears.

         2.6 Agent's Fee. An agent's fee of $5,000 per annum for each Bank other than NationsBank that is a party to this Agreement shall be due and payable by Borrower to the Agent annually commencing with the date of the admission of the Bank hereto other than NationsBank and an each anniversary thereof.

          2.7     Alternate Rate of Interest.

                  a. In the event, and on such occasion, that on the date of commencement of any Interest Period for a Eurodollar Loan, any Bank shall have reasonably determined:

                        (i) That dollar deposits in the amount of the requested principal amount of such Eurodollar Loan are not generally available to first-class banks in the London Interbank Market;

                        (ii) That the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to Bank of making or maintaining such Eurodollar Loan during such Interest Period; or

                        (iii) That reasonable means do not exist for ascertaining the LIBO Rate generally,

such Bank shall, as soon as practicable thereafter, give written or telephonic notice of such determination to the Agent and the Borrower. In the event of any such determination, any request by the Borrowers for a Eurodollar Loan pursuant to Section 2.2 shall, until the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Floating Rate Loan. Each determination by such Bank hereunder shall be conclusive absent manifest error.

          2.8     Change in Circumstances.

                  a. Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable Laws or regulations or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to a Bank under any Eurodollar Loan made by Bank or any other fees or amounts payable hereunder (other than taxes imposed on the overall net income of a Bank by the country in which such Bank is located, or by the jurisdiction in which such Bank has its principal office, or by any political subdivision or taxing authority therein), or shall impose, modify, or deem applicable any reserve requirement, special deposit, insurance charge

(including FDIC insurance on Eurodollar deposits) or similar requirements against assets of, deposits with or for the account of, or credit extended by, such Bank or shall impose on such Bank or the London Interbank Market any other condition affecting this Agreement or Eurodollar Loans made by such Bank, and the result of any of the foregoing shall be to increase the cost to such Bank of making or maintaining its Eurodollar Loan or to reduce the amount of any sum received or receivable by such Bank for any of its Eurodollar Loans hereunder (whether of principal, interest or otherwise) by an amount reasonably deemed by such Bank to be material, then the Borrowers will pay to such Bank such additional amount or amounts as will reasonably compensate Bank for such additional costs.

                  b.    If either:

                        (i) The introduction of, or any change in, or in the interpretation of, any United States or foreign law, rule or regulation; or

                        (ii) Compliance with any directive, guidelines or request from any central bank or other United States or foreign governmental authority (whether or not having the force of law) promulgated or made after the date hereof (but excluding, however, any law, rule, regulation, interpretation, directive, guideline or request contemplated by or resulting from the report dated July, 1988, entitled "International Convergence of Capital Measurement and Capital Standards" issued by the Basic Committee on Banking Regulations and Supervisory Practices), affects or would affect the amount of capital required or expected to be maintained by such Bank (or any lending office of such Bank) or any corporation directly or indirectly owning or controlling such Bank (or any lending office of such Bank) based upon the existence of this Agreement, and such Bank shall have determined that such introduction, change or compliance has or would have the effect of reducing the rate of return on such Bank's capital or on the capital of such owning or controlling corporation as a consequence of its obligations hereunder (including its Commitment) to a level below that which such Bank or such owning or controlling corporation could have achieved but for such introduction, change or compliance (after taking into account that Bank's policies or the policies of such owning or controlling corporation, as the case may be, regarding capital adequacy) by an amount deemed by such Bank (in its sole discretion) to be material, then the Borrowers will pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction attributable to making, funding and maintaining its Commitment, Loans and Letters of Credit hereunder.

                  c. A certificate of a Bank setting forth such amount or amounts as shall be necessary to compensate such Bank (or its participating banks or other entities pursuant to this Agreement), as specified in Paragraph
(a) or (b) above, as the case may be, shall be delivered to Borrower and shall be conclusive absent manifest error; provided, however, that the Borrower shall be responsible for compliance herewith and the payment of increased costs only to the extent:

                        (i) Any change in applicable Laws giving rise to increased costs occurs after the date of this Agreement; and

                        (ii) Such change in Laws or the application thereof applies generally to the banking industry and is not the result of one or more of the Banks having inadequate or substandard capital as determined by its regulators; and

                        (iii) The affected Bank gives notice of the change giving rise to increased costs within one hundred eighty (180) Business Days after the date on which such Bank has, or with reasonable diligence should have had, knowledge of the change, or else such Bank can only collect costs from and after the date of the notice.

Subject to the foregoing, the Borrower shall pay the affected Bank the amount shown as due on any such certificate within ten (10) days after its receipt of such certificate.

                  d. The protection of this Section 2.8 shall be available to Bank regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition that shall have been imposed.

          2.9     Change in Legality.

                  a. Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Bank to make or maintain any Eurodollar Loan or to give effect to its obligations to make Eurodollar Loans as contemplated hereby, then, by written notice to the Agent and the Borrower, such Bank may:

                        (i) Declare that Eurodollar Loans will not thereafter be made by such Bank hereunder, whereupon the Borrowers shall be prohibited from requesting Eurodollar Loans from such Bank hereunder unless such declaration is subsequently withdrawn; and

                        (ii) Require that all outstanding Eurodollar Loans made by it be converted to Floating Rate Loans, in which event (A) all such Eurodollar Loans shall be automatically converted to Floating Rate Loans as of the effective date of such notice as provided in Paragraph(b) below, and (B) all payments and prepayments of principal that would otherwise have been applied to repay the converted Eurodollar Loans shall instead be applied to repay the Floating Rate Loans resulting from the conversion of such Eurodollar Loans.

                  b. For purposes of this Section 2.9, a notice to Borrower and Agent by any Bank, pursuant to (a) above, shall be effective, if lawful, on the last day of the then current Interest Periods; in all other cases, such notice shall be effective on the date of receipt by the Borrower.

         2.10     Optional Prepayment - Premiums in Certain Events.

                  (a) The Borrower may, upon three (3) Business Day's prior written notice to the Agent, and upon payment of all premiums set forth in Subparagraph (d) below, prepay any outstanding Eurodollar Loans prior to any Interest Payment Date for such Eurodollar Loans, in whole or in part.

                  (b) The Borrower may at any time prepay any outstanding Floating Rate Loans in whole or in part without premium or penalty.

                  (c) Each notice of prepayment of any Eurodollar Loan shall specify the date and amount of such prepayment and shall be irrevocable. The Agent shall promptly notify the Banks of its receipt of a notice of prepayment. Each partial prepayment of any Eurodollar Loans shall be in an aggregate principal amount which is the lesser of (1) the then outstanding principal balance of the one or more Eurodollar Loans to be prepaid, or (2) $100,000.00 or an integral multiple thereof. Interest on the amount prepaid accrued to the prepayment date shall be paid on such date.

                  (d) Upon prepayment of any Eurodollar Loan on a date other than the relevant Interest Payment Date for such borrowing, Borrower shall pay to Agent for the account of each Bank, in addition to all other payments then due and owing the Banks, premiums which shall be equal to an amount, if any, reasonably determined by each Bank to be the difference between the rate of interest then applicable to the relevant Eurodollar Loan and the yield each Bank receives upon reinvestment of so much of the relevant Eurodollar Loans as is prepaid for the remainder of the term of the relevant Eurodollar Loan or Loans. Anything in this Section 2.10(d) to the contrary notwithstanding, the premiums payable upon any such prepayment shall not exceed the amount, if any, reasonably determined by each Bank to be the difference between the rate of interest then applicable to the relevant Eurodollar Loan and the yield that each Bank could receive upon reinvestment in the "Floor Reinvestment" of so much of the relevant Eurodollar Loan as is prepaid for the remainder of the term of the relevant Eurodollar Loan. For purposes hereof, "Floor Reinvestment" shall mean an investment for the time period from the date of such prepayment to the end of the relevant Interest Period applicable to such Eurodollar Loan at an interest rate per annum equal to the Federal Fund Rate "offered" as published in the Wall Street Journal on the date of such prepayment. All determinations, estimates, assumptions, allocations and the like required for the determination of such premiums shall be made by each Bank in good faith and shall be presumed correct absent demonstrable error.

         2.11     Prepayment to the Agent.

                  (a) The Agent shall send the Borrower statements of all amounts due hereunder (or the Banks may in the case of Section 2.7 above), which statements shall be considered correct and conclusively binding on the Borrower unless the Borrower notifies the Agent to the contrary within one hundred eighty
(180) days of its receipt of any statement to which it objects. All sums payable to the Banks hereunder shall be paid directly to the Agent for the account of each Bank in immediately available funds prior to 12:00 noon, Nashville time, on the date when such sums are due and payable. Any amounts received by the Agent after 12:00 noon Nashville time on any Business Day shall be deemed to have been received on the next Business Day. Alternatively, at its sole discretion, the Agent may charge against any deposit account of the Borrower maintained with any of the Banks all or any part of any amount due pursuant to this Agreement.

                  (b) Each payment made to the Agent on the notes or for other sums or fees due hereunder for the account of the Banks shall in like funds be properly remitted by the Agent to each Bank, no later than 2:00 p.m. Nashville time on the date on which Agent receives such payment.

                         SECTION 3. CONDITIONS PRECEDENT

         The obligation of the Banks to fund and/or continue funding the Loans hereunder is subject to the following conditions precedent:

         3.1 Documents Required for the Closing. The Borrower shall have delivered to the Agent prior to the initial disbursement of the Loans the following:

                  (a) The Note;

                  (b) Stock Pledge Agreement (the "Stock Pledge Agreement") in the form attached hereto as Exhibit 3.1(b), including Schedule I thereto, duly executed by the Borrower, together with the certificates representing the shares of the Subsidiaries pledged thereby, duly endorsed in blank, and stock powers duly endorsed in blank;

                  (c) The Financing Statements required by Section 4;

                  (d) Copies of the resolutions of the board of directors of the Borrower and each Subsidiary, respectively, certified by the corporate secretary or assistant secretary of each as of the date of Closing, authorizing the execution, delivery and performance of this Agreement and, as applicable, the Notes, the Loan Documents, and each other document to be delivered pursuant hereto;

                  (e) A copy, certified as of the most recent date practicable, by the applicable Secretaries of State of Borrower's and each Subsidiary's Charter, together with a certificate dated the date of the Closing of Borrower's corporate secretary to the effect that such certificates of incorporation have not been amended since the date of the aforesaid Secretary of State certifications;

                  (f) A copy of Borrower's by-laws certified by Borrower's secretary as of the date of the Closing;

                  (g) A copy of the by-laws of each Subsidiary certified by each Subsidiary's secretary as of the date of Closing;

                  (h) A certificate dated the date of the Closing of the corporate secretary of each of the Borrower and each Subsidiary as to the incumbency and signatures of their respective officers executing this Agreement, the Notes, the Collateral Documents, and each other document to be delivered pursuant hereto;

                  (i) Certificates, as of the most recent dates practicable, of the Tennessee Secretary of State and the Secretary of State of each state in which Borrower is qualified as a foreign corporation as to the good standing of Borrower;

                  (j) Certificates, as of the most recent date practicable, of the Secretaries of State in each state where each Subsidiary is organized as to the good standing of each such Subsidiary;

                  (k) A written opinion of Borrower's counsel, dated the date of the Closing and addressed individually to each Bank, in the form attached hereto as Exhibit 3.1(k) and otherwise satisfactory to the Banks.

                  (l) A certificate, dated the date of the Closing, signed by the president, vice president, chief financial officer, or corporate controller of the Borrower and to the effect that:

                      (i) The representations and warranties set forth within
Section 5 are true as of the date of the Closing;

                      (ii) No Event of Default or Unmatured Default has occurred as of such date;

                      (iii) All of the Collateral Documents are in full force and effect.

                  (m) A Federal Reserve Form (or Forms) U-1, duly completed and executed by the Borrower.

         3.2 Requirements for all Subsequent Advances. At the Closing, and as an express condition precedent after Closing to each disbursement of any Loan (whether for an Acquisition Advance or otherwise) or the issuance of any Letter of Credit, each of the following shall be true and correct:

             (a) As of the date thereof, no Event of Default has occurred and is continuing, and no Unmatured Default is in existence;

             (b) The extension of credit will be used only as permitted in Paragraph 2.1;

             (c) No Material Adverse Change has occurred since the date of the Financial Statements or the date of the Closing, as applicable;

             (d) All of the Collateral Documents remain in full force and effect, and with respect to any Acquisition Advance the Borrower has satisfied all of the conditions of Paragraph 7.12, including, without limitation, providing or causing to be provided such additional Collateral Documents as required by Paragraph 7.12; and

             (e) The Borrowing Base shall be greater than the sum of the then outstanding balance of the Credit Facility (including the face amount of any outstanding Letters of Credit), after giving effect to such Loan disbursement or Letter of Credit issuance.

If any of the foregoing statements is not true and correct in the judgment of the Banks, then the Banks shall have no obligation to make the requested advance. In addition, on each requested disbursement of a Loan, the Borrower shall deliver to the Agent a true and correct Borrowing Base Certificate and a true and accurate certificate together with (or included within) any Borrowing Notice, dated the date on which a Loan disbursement is to be made, signed by the president, vice president, chief financial officer, or corporate controller of the Borrower and certifying to the foregoing.

         3.3 Legal Matters. At the time of the Closing and thereafter, all legal matters incidental to the Loans shall be satisfactory to Agent and its counsel.


                         SECTION 4. COLLATERAL SECURITY

         4.1 Composition of the Collateral. The property in which a security interest is granted pursuant to the provisions of Paragraphs 4.2 and 4.3 is herein collectively called the "Collateral." The Collateral, together with all of the Borrower's and the Subsidiaries' other property of any kind, both real and personal, held by, assigned to, mortgaged to or conveyed in favor of the Banks, shall stand as one general, continuing collateral security for all Obligations and may be retained by the Agent and/or Banks until all Obligations have been satisfied in full.

         4.2 Rights in Property Held by the Banks. As security for the prompt satisfaction of all Obligations and all Guaranties of the Obligations, the Borrower and each of the Subsidiaries hereby assign, transfer and set over to the Banks all of its right, title and interest in and to, and grant each of the Banks and the Agent on behalf of the Banks a lien on and a security interest in, all amounts that may be owing from time to time by the Banks to the Borrower in any capacity, including, but without limitation, any balance or share belonging to the Borrower of any deposit or other account with the Banks, which lien and security interest shall be independent of any right of set-off which the Banks and/or Agent may have.

         4.3 Rights in Property of the Borrower and Subsidiaries. As further security for the prompt satisfaction of all Obligations, the Borrower and each of the Subsidiaries hereby collaterally assign to the Agent for the benefit of the Banks all of its right, title and interest in and to, and grant the Banks a lien upon and security interest in, all of the following, wherever located, whether now owned or hereafter acquired, together with all substitutions, replacements, improvements, accessions or appurtenances thereto, and proceeds (including, without limitation, insurance proceeds) thereof:

             (a)  Accounts;
             (b)  Chattel Paper;
             (c)  Documents;
             (d)  Equipment;
             (e)  General Intangibles;
             (f)  Instruments;
             (g)  The Pledged Stock; and
             (h)  All Records pertaining thereto or to any other Collateral.

         4.4 Priority of Liens. The foregoing liens shall be first and prior liens except for any Permitted Liens on assets which have priority or would have priority by the operation of Laws.

         4.5  Financing Statements.

              (a) The Borrower and each of the Subsidiaries will:

                  (i) Join with the Agent in executing such additional Financing Statements (including amendments thereto and continuation statements thereof) in form satisfactory to the Banks as the Banks may specify;

                  (ii) pay or reimburse the Agent and/or the Banks for all costs and taxes of filing or recording the same in such public offices as the Agent may designate, and reimburse the Agent for performing subsequent verification searches following Closing in each applicable jurisdiction.

              (b) A carbon, photographic, or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.

              (c) To the extent lawful, the Borrower hereby appoints the Agent as its attorney-in-fact (without requiring the Agent to act as such) to execute any Financing Statement in the name of the Borrower and to perform all other acts that the Agent deems appropriate to perfect and continue the Bank's security interest in, and to protect and preserve, the Collateral.

         4.6 Collection of Notes and Receivables. Following the occurrence of any Event of Default and for so long as such Event of Default remains uncured, upon demand of the Majority Banks, Borrower and each of the Subsidiaries shall deposit or cause to be deposited, all checks, drafts, cash, and other remittances received in payment of services rendered or in payment or on account of its accounts and notes receivable, immediately upon receipt thereof with Agent in a special "lockboxed" bank account maintained with Agent, over which the Agent alone shall have power or withdrawal. The funds in said special bank account shall be held by the Agent on behalf of the Banks as security for all loans made hereunder and all other Obligations to the Banks secured hereby. Said proceeds shall be deposited in precisely the form received, except for the endorsement of Borrower where necessary to permit collection, which endorsement Borrower and each of the Subsidiaries agree to make and which Agent also hereby is irrevocably authorized to make on its behalf. Pending such deposit, Borrower agrees that it will not commingle any such checks, drafts, cash and other remittances with any of its funds or property, but will hold them separate and apart therefrom and upon an express trust for the Banks until deposit thereof is made in the said special bank account. On a daily basis, Agent will apply the whole or any part, as the Majority Banks deem appropriate, of the collected funds on deposit in the said special bank account against the principal and/or interest of any loans made hereunder and/or on Borrower's other Obligation's secured hereby, the order and method of such application to be in the discretion of the Majority Banks. Any portion of said funds on deposit in the special bank account that the Majority Banks elect not to apply will be paid over by Agent to Borrower.

         4.7 Negative Pledge of Stock of Foreign Subsidiaries. Borrower hereby covenants with the Agent for the benefit of the Banks, neither Borrower nor any Subsidiary will (i) pledge, assign, encumber, or hypothecate the outstanding stock or other ownership interest of any Foreign

Subsidiary or any Minority Interest, or (ii) suffer or permit any Foreign Subsidiary to pledge, assign, encumber or hypothecate any of such entities' assets, except for Permitted Liens.


                    SECTION 5. REPRESENTATIONS AND WARRANTIES

         To induce the Banks to enter into this Agreement, the Borrower represents and warrants to each Bank as follows:

         5.1 Due Organization and Qualification. Borrower is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is qualified to transact business in Tennessee; each Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation, all as set forth in Exhibit 5.1, and Borrower has no other Subsidiaries as of the Closing Date except as listed in Exhibit A; the Borrower and each Subsidiary have the lawful power to own their properties and to engage in the business they conduct, and each is duly qualified and in good standing as a foreign corporation in the jurisdictions wherein the nature of the business transacted by it or property owned by it is both material and makes such qualification necessary; the states in which the Borrower and each Subsidiary are qualified to do business as of the Closing Date are set forth in Exhibit 5.1; the percentage of the Borrower's ownership of the outstanding stock of each Subsidiary as of the Closing Date is listed in Exhibit 5.1; and the addresses of all places of business of the Borrower and each Subsidiary as of the Closing Date are as set forth in Exhibit 5.1;

         5.2 No Conflicting Agreement. Neither the Borrower nor any Subsidiary is in default with respect to any existing Indebtedness, and the making and performance of this Agreement, the Notes and the Collateral Documents will not (immediately, or with the passage of time or the giving of notice, or both):

                  (a) Violate the charter or bylaw provisions of the Borrower or any Subsidiary, or violate any Laws, or result in a default under any material contract, agreement, or instrument to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary or its property is bound; or

                  (b) Result in the creation or imposition of any security interest in, or lien or encumbrance upon, any of the assets of the Borrower or any Subsidiary, except in favor of the Agent for the benefit of the Banks;

         5.3 Capacity. The Borrower and each Subsidiary have the power and authority to enter into and perform this Agreement, the Notes and the Collateral Documents, as applicable, and to incur the Obligations herein and therein provided for, and have taken all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, the Notes and the Collateral Documents;

         5.4 Binding Obligations. This Agreement and the Collateral Documents are, and the Notes when delivered will be, valid, binding, and enforceable in accordance with their respective terms subject to the general principles of equity (regardless of whether such question is considered in a proceeding in equity or at law) and to applicable bankruptcy, insolvency, moratorium, fraudulent or preferential conveyance and other similar laws affecting generally the enforcement of creditors' rights;

         5.5 Pledged Stock. The Borrower owns the Pledged Stock; the Pledged Stock delivered on the Closing Date constitutes one hundred percent (100%) of the issued and outstanding capital stock of the respective issuers thereof; and such Pledged Stock has been duly issued, is fully paid and non-assessable, and is free of all claims, security interests, liens, charges and encumbrances;

         5.6 Litigation. Except as disclosed in Exhibit 5.6 hereto, as of the Closing Date, there is no pending or threatened order, notice, claim, litigation, proceeding or investigation against of affecting the Borrower or any Subsidiary, whether or not covered by insurance, that would involve the payment of $1,000,000.00 or more if adversely determined;

         5.7 Title. The Borrower, the Subsidiaries and each Foreign Subsidiary have good and marketable title to all of their respective material assets, subject to no security interest, encumbrance or lien, or the claims of any other Person except for Permitted Liens;

         5.8 Financial Statements. The Financial Statements, including any schedules and notes pertaining thereto, have been prepared in accordance with generally accepted accounting principles consistently applied, and fully and fairly present (subject, in case of the Financial Statements as at, to December 31, 1996 year-end adjustments) the financial condition of the Borrower and its Subsidiaries at the dates thereof and the results of operations for the periods covered thereby, and there has been no Material Adverse Change from December 31, 1997, to the date hereof;

         5.9 No Additional Indebtedness. As of the date hereof, the Borrower, the Subsidiaries and the Foreign Subsidiaries have no Indebtedness of any nature, including, without limitation, liabilities for taxes and any interest or penalties relating thereto, except to the extent reflected (in a footnote or otherwise) and reserved against in the December 31 Financial Statements or as disclosed in or permitted by this Agreement; the Borrower does not know, and has no knowledge of any basis for the assertion against it or any Subsidiary or Foreign Subsidiary as of the date hereof, of any material Indebtedness of any nature not fully reflected and reserved against in the December 31 Financial Statements;

         5.10 Taxes. Except as otherwise permitted herein, the Borrower, the Subsidiaries and the Foreign Subsidiaries have filed all federal, state and local tax returns and other reports they are required by Laws to file prior to the date hereof and which are material to the conduct of their respective businesses, have paid or caused to be paid all taxes, assessments and other governmental charges that are due and payable prior to the delinquency hereof, and have made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable; the Borrower has no knowledge of any deficiency or additional assessment in connection with any taxes, assessments or charges not provided for on its books;

         5.11 Licenses; Compliance with Laws. Except to the extent that the failure to comply would not result in a Material Adverse Effect, the Borrower, the Subsidiaries and the Foreign Subsidiaries have complied with all applicable Laws with respect to: (1) any licenses, restrictions, specifications, or other requirement pertaining to services that the Borrower or any Subsidiary performs; (2) the conduct of their respective businesses; (3) the use, maintenance, and operation of the real and personal properties owned or leased by them in the conduct of their respective businesses; and (4) health, safety, worker's compensation, and equal employment opportunity;

         5.12 Consents; Governmental Approvals. Each consent, approval or authorization of, or filing, registration or qualification with, any Person required to be obtained or effected by the Borrower or any Subsidiary in connection with the execution and delivery of the Loan Documents of the undertaking or performance of any obligation thereunder has been duly obtained or effected; further, no authorization, consent, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery or performance by the Borrower or any of its respective Subsidiaries of any Loan Documents to which it is or will be a party, except for any approvals indicated on Exhibit 5.12 which approvals have been obtained and are in full force and effect;

         5.13 Full Disclosure. No representation or warranty by the Borrower or any Subsidiary contained herein or in any certificate or other document furnished by the Borrower or any Subsidiary pursuant to this Agreement contains any untrue statement of material fact;

         5.14 Environmental Compliance. The Borrower and its Subsidiaries and their respective assets and operations are in compliance in all material respects with all Environmental Laws;

         5.15 Existing Borrowings. As of the Closing Date, all existing
Indebtedness: (1) for money borrowed; or (2) under any security agreement or mortgage from the Borrower or any Subsidiary or Foreign Subsidiary is described in Exhibit 5.15;

         5.16 Material Contracts. Except as described on Exhibit 5.16 hereto, as of the Closing Date, the Borrower, the Subsidiaries and the Foreign Subsidiaries have no material real estate leases, contracts, commitments of any kind (such as shareholder agreements; options; employment agreements; collective bargaining agreements; powers of attorney; bonus, pension and retirement plans; or insurance and welfare agreements but specifically excluding all provider agreements, pharmacy agreements and equipment leases); all parties (including the Borrower and Subsidiaries) to all such material real estate leases, contracts and other commitments to which the Borrower or any Subsidiary is a party have to the best of Borrower's knowledge complied with the provisions of such leases, contracts and other commitments; no party is in default under any provision thereof; and no event has occurred which, but for the giving of notice or the passage of time, or both, would constitute a default;

         5.17 No Commissions. Other than with respect to the fees payable to the Agent hereunder and as otherwise disclosed to the Agent in writing, neither the Borrower nor any Subsidiary has made any agreement or has taken any action which may cause anyone to become entitled to a commission or finder's fee as a result of the making of the Loans;

         5.18 ERISA. Neither Borrower nor any Subsidiary or Foreign Subsidiary has any Defined Benefit Pension Plans, as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), as of the date hereof;

         5.19 Survival. All of the representations and warranties set forth in
Section 5 shall survive until all Obligations are satisfied in full.


                        SECTION 6. AFFIRMATIVE COVENANTS

         The Borrower does hereby covenant and agree with each Bank that, so long as any of the Obligations remain unsatisfied, it will comply, and it will cause its Subsidiaries to comply, with the following covenants:

         6.1 Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes permitted in Paragraph 2.1, and will furnish the Agent such evidence as it may reasonably require with respect to such use.

         6.2 Financial Statements and Reports.  The Borrower will furnish the
Banks:

             (a) As soon as available and in any event within 30 days after the close of each calendar month (except for the end of each fiscal quarter) in each Fiscal Year of Borrower: (a) consolidated income statements of the Borrower for such monthly period; and (b) consolidated balance sheets of the Borrower as of the end of such monthly period - all in reasonable detail, subject to year-end audit adjustments and certified by the Borrower's president or principal financial officer to have been prepared in accordance with generally accepted accounting principles consistently applied by the Borrower, except for any inconsistencies explained in such certificate;

             (b) As soon as available and in any event within 45 days after the close of each fiscal quarter (except for the fourth (4th) quarter of each Fiscal Year) in each Fiscal Year of Borrower: (a) consolidated and consolidating statements of cash flows of the Borrower for such quarterly year-to-date period;
(b) consolidated and consolidating income statements of the Borrower for such quarterly period; and (c) consolidated and consolidating balance sheets of the Borrower as of the end of such quarterly period - all in reasonable detail, subject to year-end audit adjustments and certified by the Borrower's president or principal financial officer to have been prepared in accordance with generally accepted accounting principles consistently applied by the Borrower, except for any inconsistencies explained in such certificate;

              (c) As soon as available and in any event within 90 days after the close of each Fiscal Year of Borrower: (a) consolidated statements of cash flows of the Borrower for such Fiscal Year; (b) consolidated income statements of the Borrower for such Fiscal Year; and (c) consolidated balance sheets of the Borrower as of the end of such Fiscal Year - all in reasonable detail, including all supporting schedules, notes and comments; the consolidated statements and balance sheets shall be audited by Ernst & Young, LLP or another independent certified public accountant selected by the Borrower and acceptable to the Banks, and audited by such accountants to have been prepared in accordance with generally accepted accounting principles consistently applied by the Borrower, except for any inconsistencies explained in such certificate. In addition, the Borrower will obtain from such independent certified public accountants and deliver to the Bank, within 90 days after the close of such Fiscal Year, their written statement that in making the examination necessary for their audit they have obtained no knowledge of any Event of Default by the Borrower relating to the financial covenants set forth in Paragraph 6.15, or disclosing all Events of Default of which they have obtained knowledge; provided, however, that in making their examination such accountants shall not be required to go beyond the bounds of generally accepted auditing procedures for the purposes of issuing the audited opinion on the Borrower's financial statements. Each Bank shall have the right, from time to time, to discuss the Borrower's financial statements and related business issues directly with the Borrower's independent certified public accountants after notice to the Borrower and opportunity of the Borrower to be present at any such discussions;

                  (d) Contemporaneously with each quarterly and Fiscal Year-end financial report required by the foregoing paragraphs (b) and (c), a certificate of the president or chief financial officer of the Borrower stating that: (i) such officer has individually reviewed the provisions of this Agreement; (ii) a review of the activities of the Borrower and its Subsidiaries during such year or quarter-annual period, as the case may be, has been made by such officer or under such officer's supervision, with a view to determining whether the Borrower has fulfilled all its obligations under this Agreement; and (iii) to the best of such officers' knowledge, the Borrower has observed and performed each undertaking contained in this Agreement and is not in default in the observance or performance of any of the provisions hereof or, if the Borrower shall be so in default, specifying all such defaults and events of which such officer may have knowledge. Such certificate shall further set forth the calculations of the financial ratios and covenants set forth in Paragraph 6.15, including, without limitation, any antecedent calculations and the source of any information that was used in such calculations;

                  (e) Immediately upon receipt of the same by Borrower or any Subsidiary, copies of all management letters and any other reports which are submitted to the Borrower or any of its Subsidiaries by its independent accountants in connection with any annual or interim audit of the Records of the Borrower or its Subsidiaries by such accountants;

                  (f) On or before April 30 of each year commencing April 30, 1998, a proforma budget (including both projected Maintenance Capital Expenditures and other Capital Expenditures) for the ensuing Fiscal Year, in form reasonably satisfactory to the Agent;

                  (g) Promptly after the sending or making available or filing of the same, copies of all registration statements, proxy statements, financial statements and reports that the Borrower files with the Securities and Exchange Commission or any successor Person;

                  (h) From time to time such additional information regarding the financial condition or business of the Borrower and its Subsidiaries as the Agent, at the request of any Bank, may reasonably request.

         6.3 Good Condition. The Borrower will maintain, and will cause its Subsidiaries to maintain, their respective Equipment, Real Property and other properties in good condition and repair (normal wear and tear excepted), and will pay and discharge or cause to be paid and discharged when due, the cost of repairs to or maintenance of the same, and will pay or cause to be paid all rental or mortgage payments due on such Equipment or Real Property.

         6.4 Insurance; Reinsurance. The Borrower will, and will cause its Subsidiaries to, maintain, or cause to be maintained, public liability, medical malpractice, and fire and extended coverage insurance in such form and amounts as are consistent with industry practices and with such insurers as may be satisfactory to the Agent. Such policies shall name the Agent on behalf of the Banks as an additional insured, as their interests may appear, and shall contain a provision whereby they cannot be canceled except after thirty (30) days' written notice to the Agent.

         6.5 Taxes; Copies of Returns. The Borrower will, and will cause its Subsidiaries and Foreign Subsidiaries to, pay prior to delinquency, all taxes, assessments and charges or levies imposed upon them or on any of their property or which any of them is required to withhold or pay over, except where contested in good faith by appropriate proceedings with adequate security therefor having been set aside in a manner satisfactory to Banks. The Borrower will, and will cause each Subsidiary and Foreign Subsidiaries to, pay or cause to be paid, all such taxes, assessments, charges or levies forthwith whenever foreclosure on any lien that attaches (or security therefor) appears imminent. Within ten (10) days of any Bank's request therefor, the Borrower will furnish the Banks with copies of federal income tax returns filed by the Borrower.

         6.6 Records and Inspection. The Borrower will, and will cause Subsidiaries and Foreign Subsidiaries to, when requested so to do, make available during regular business hours any of their business Records for inspection by duly authorized representatives of the Banks, and will furnish the Banks any information regarding their business affairs and financial condition within a reasonable time after written request therefor.

         6.7 Maintenance of Existence; Compliance with Laws; Licenses. The Borrower will, and will cause the Subsidiaries and Foreign Subsidiaries to, take all necessary steps to renew, keep in full force and effect, and preserve their corporate existence, good standing, and franchises, and will comply in all respects with all present and future Laws applicable to them except to the extent that a failure to do so would not have or cause to occur a Material Adverse Effect.

         6.8 Ordinary Course; Pledge of Notes. The Borrower will, and will cause its Subsidiaries to, keep accurate and complete Records of their Accounts, consistent with sound business practices. The Borrower will collect its Accounts only in the ordinary course of business. If any Accounts should be evidenced by promissory notes, then the Borrower shall immediately deliver the same to Agent, appropriately endorsed to Agent's order. The Borrower and the Subsidiaries hereby waive presentment, demand, notice of dishonor, protest, notice of protest, and all other notices with respect thereto.

         6.9 Payment of Indebtedness. The Borrower will, and will cause the Subsidiaries and Foreign Subsidiaries to, pay when due (or within applicable grace periods) all Indebtedness for borrowed money (whether direct or indirect, including Guarantee Obligations) due any Person, except when the amount thereof is being contested in good faith by appropriate proceedings and with adequate security therefor being set aside in a manner satisfactory to the Banks. If default is made by the Borrower or any Subsidiary in the payment of any principal (or installment thereof) of, or interest on, any such Indebtedness, the Banks shall have the right, in their discretion, to pay such interest or principal for the account of the Borrower or such Subsidiary and be reimbursed by the Borrower therefor.

         6.10 Notice of Litigation. The Borrower will give immediate notice to the Agent and provide copies to the Agent of: (1) any litigation or proceeding in which the Borrower or any Subsidiary or Foreign Subsidiaries is a party if an adverse decision therein would require them to pay over more than $1,000,000.00 or deliver assets the value of which exceeds such sum (if such claim is not considered to be covered by insurance) or pay over more than $2,500,000.00 (if such claim is considered to be covered by insurance); and (2) the institution of any other suit or proceeding involving any of them, or the overt threat thereof, that might have a Material Adverse Effect on the Borrower or any Subsidiary.

         6.11 Notice to Banks of Default. The Borrower will notify each Bank immediately if it becomes aware of the occurrence of any Event of Default or of any fact, condition or event that only with the giving of notice or passage of time or both, could become an Event of Default, or of the failure of the Borrower to observe any of its undertakings hereunder.

         6.12 Notice of Name Change or Location. The Borrower will notify each Bank thirty (30) days in advance of any change in (i) the name of the Borrower or any Subsidiary, (ii) the location of any of their places of business or (iii) of the establishment of any new, or the discontinuance of any existing, place of business.

         6.13 Environmental Compliance. In the event that the Banks have reason to believe that the Borrower or any Subsidiary has failed to comply with any material Environmental Laws, or there exists a threat of material harm to the environment or Persons, the Banks of their agents shall have the right, but no obligation, at any time during business hours and upon reasonable written notice, to enter upon any property operated by a Borrower or Subsidiary and conduct or cause to be conducted an Environmental Phase I audit (or an update of any audit completed in connection with the execution of this Agreement) at Borrower's sole expense and if such Phase I audit (or update) recommends further testing, then the Banks or their agents may require, but shall not be obligated to require, upon reasonable written notice, such further testing at Borrower's sole expense. The Banks or their agents shall use their best efforts to invoke and maintain all applicable privileges over all audit information generated pursuant to this provision.

         6.14 Notice of Environmental Action. If the Borrower or any of its Subsidiaries shall:

              (a) receive written notice that any material violation of any Environmental Laws may have been committed or is about to be committed by the Borrower or any of its Subsidiaries;

              (b) receive written notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower or any of its Subsidiaries alleging any material violation of any Environmental Laws or requiring the Borrower or any of its Subsidiaries to take any action in connection with the release or threatened release of Hazardous Substances or solid waste into the environment; or

              (c) receive written notice from a federal, state, foreign or local governmental agency or private party alleging that the Borrower or any of its Subsidiaries is liable or responsible for costs associated with the response to cleanup, stabilization or neutralization of any environmental activity;

then it shall provide the Agent and each Bank with a copy of such notice within ten (10) Business Days of the Borrower's or such Subsidiary's receipt thereof. Subject to the right of the Borrower or any Subsidiary to contest in good faith any such actions or proceedings, the Borrower and/or any Subsidiary shall as promptly as possible resolve, cure and/or have dismissed with prejudice any such actions or proceedings, to the reasonable satisfaction of the Banks. The Borrower shall reasonably monitor compliance with Environmental Laws by any and all owners or operators of real property owned or leased by a Borrower or any Subsidiary.

         6.15 Financial Ratios. Unless the Banks otherwise agree in writing, the Borrower will maintain or cause to be maintained on a consolidated basis, the following financial ratios and covenants:

              (a) Fixed Charge Ratio. Upon exercise of the Extension Option and at the end of each fiscal quarter thereafter, a ratio of Cash Flow to Debt Service computed for the Borrower on a consolidated basis of not less than 1.25 to 1.00.

              (b) Funded Debt to EBITDA Ratio. Upon exercise of either the Extension Option or Expansion Option and at the end of each fiscal quarter thereafter, giving Pro-Forma Effect to any Permitted Acquisition made and any Indebtedness incurred in connection therewith as of the date of determination, with respect to the Borrower on a consolidated basis, a ratio of the sum of all Funded Debt to the product of four multiplied by EBITDA for the most recent fiscal quarter of not more than 2.50 to 1.00.

              (c) Total Capitalization Ratio. At all times, a ratio of the sum of all Funded Debt to Consolidated Capital of not more than 0.35 to 1.00.

              (d) Current Ratio. At all times, a ratio of Consolidated Current Assets to Consolidated Current Liabilities of not less than 1.25 to 1.00.

         6.16 Reserve for Accounts. Borrower will maintain, at all times, a reserve for uncollectable receivables in an amount not less than two percent (2%) of the gross Accounts of the Borrower calculated on a consolidated basis.


                          SECTION 7. NEGATIVE COVENANTS

         Borrower hereby covenants and agrees that without the prior written consent of the Majority Banks:

         7.1 Merger or Reorganization. Neither the Borrower nor any Subsidiary or Foreign Subsidiary will enter into any merger, consolidation, reorganization or recapitalization (although the Borrower may combine various classes of common stock, split common stock, or issue additional shares of common stock, provided a Change of Control does not occur); provided, any Subsidiary may merge into any other Subsidiary provided the Banks are given not less than thirty (30) days prior written notice thereof, the surviving entity is a Subsidiary whose stock is pledged to the Banks pursuant to the Stock Pledge Agreement, and no Event of Default shall exist after giving effect to the merger.

         7.2 Sale of Assets. Neither the Borrower nor any Subsidiary or Foreign Subsidiary will sell, transfer, lease or otherwise dispose of all or any material part of its assets; provided, however, Borrower and its Subsidiaries may in the ordinary course of business (i) replace damaged, obsolete or worn Equipment with Equipment of similar value and use, or (ii) dispose of assets representing no more than 5% of Borrower's consolidated total assets.

         7.3 Encumbrances. Neither the Borrower nor any Subsidiary or Foreign Subsidiary will: (1) mortgage, pledge, grant or permit to exist a security interest in or lien upon any of its assets of any kind, now owned or hereafter acquired, except for Permitted Liens, or (2) covenant or agree with any other Person (other than the Banks) not to mortgage, pledge, or grant a security interest in or a lien upon their assets.

         7.4 Debts and Other Obligations. Neither the Borrower nor any Subsidiary or Foreign Subsidiary will incur, create, assume, or permit to exist any Indebtedness except: (1) the Loans; (2) existing Indebtedness as set forth in Exhibit 7.4 (Bank acknowledges Exhibit 7.4 will not include items (6) and (7) in this paragraph); (3) trade Indebtedness incurred in the ordinary course of business; (4) contingent Indebtedness permitted by Paragraph 7.8; (5) Indebtedness secured by Permitted Liens; (6) Indebtedness owed by any Subsidiary or Foreign Subsidiary to the Borrower, or by the Borrower to any Subsidiary or Foreign Subsidiary, or by any Subsidiary or Foreign Subsidiary to another Subsidiary or Foreign Subsidiary, provided that if any such intercompany Indebtedness incurred after the date funds are first advanced to Borrower under this Agreement, exceeds in the aggregate $5,000,000 over two (2) consecutive fiscal quarters, Borrower shall, at the Bank's written request, cause all such incremental intercompany Indebtedness to be evidenced by a document or instrument payable to the Borrower, and to cause the same to be pledged to the Agent for the benefit of the Banks pursuant to an appropriate pledge agreement;
(7) operating leases incurred in the ordinary course of business; and (8) Permitted Acquisition Indebtedness.

         7.5 Untrue Certificate. Neither the Borrower not any Subsidiary will furnish the Agent or any Bank any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

         7.6 Margin Stock. Neither the Borrower not any Subsidiary will directly or indirectly apply any part of the proceeds of the Loans to the purchasing or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

         7.7 Sale-Leaseback. Neither the Borrower nor any Subsidiary will enter into any sale-leaseback transaction (in a single transaction or series of transactions) involving assets which represent more than 5% of Borrower's total consolidated assets.

         7.8 Guarantee Obligation. Neither the Borrower nor any Subsidiary or Foreign Subsidiary will create, incur, suffer to exist a Guarantee Obligation or otherwise become liable for any obligation of any other Person or any Subsidiary, except: (1) the endorsement of commercial paper for deposit or collection in the ordinary course of business, (2) leases by the Borrower or a Subsidiary or Foreign Subsidiary incurred in the ordinary course of business, and (3) a guaranty obligation consented to by the Banks as a part of a Permitted Acquisition in accordance with Paragraph 7.12.

         7.9 Subsidiary. The Borrower will not, and will not permit any Subsidiary or Foreign Subsidiary to, form any Subsidiary or Foreign Subsidiary or make any investment in or make any loan in the nature of any investment to any Person without the prior written consent of the Banks, except for: (1) any Permitted Investments, (2) advances or investments by the Borrower to Subsidiaries or Foreign Subsidiaries of the Borrower, (3) advances or investments by Subsidiaries or Foreign Subsidiaries of the Borrower to the Borrower or to another Subsidiary or Foreign Subsidiary of the Borrower, (4) the formation of a Subsidiary or Foreign Subsidiary in connection with making a Permitted Acquisition which qualifies as such under Paragraph 7.12 below, and
(5) the formation of a new Subsidiary where:

                  (a) The business of the newly formed Subsidiary is substantially similar to the business currently conducted by Borrower and is located in the United States;

                  (b) No Event of Default or Unmatured Default has occurred hereunder and not been cured, or would otherwise occur as a result of or in connection with the formation of the new Subsidiary, whether immediately or on a projected basis;

                  (c) All of the outstanding stock of such newly formed Subsidiary owned by the Borrower or any Subsidiary is promptly (or within 30 days of the written request of the Agent) pledged to the Agent for the benefit of the Banks on a first priority lien basis, and all of said shares are delivered to the Agent pursuant to a stock pledge agreement in form and substance satisfactory to the Agent and the Banks; and

         7.10 Loans and Advances. Neither the Borrower nor any Subsidiary or Foreign Subsidiary will make any loan or advance to any officer, shareholder, director or employee of a Borrower or any Subsidiary, except for temporary advances in the ordinary course of business not to exceed $750,000.00 in the aggregate principal amount at any time outstanding.

         7.11 Investments. Neither the Borrower nor any Subsidiary or Foreign Subsidiary will purchase or otherwise invest in or hold securities, non-operating real estate outside the normal course of business, or other non-operating assets, except: (1) Permitted Investments; (2) the present or future investment in any such assets, including existing Subsidiaries and Foreign Subsidiaries; (3) operating assets that hereafter become non-operating assets; and (4) investments in Permitted Non-Guarantor Entities in an aggregate amount not to exceed, at any time, five percent (5%) of the consolidated assets of the Borrower and the Subsidiaries as of the end of the most recently completed Fiscal Year of the Borrower.

         7.12 Acquisitions. Neither the Borrower nor any Subsidiary or Foreign Subsidiary will make an Acquisition of any Person without the prior written consent of the Banks; provided however, the Borrower may acquire either the majority of the stock or any of a Person or any Subsidiary may acquire the assets of or merge with such Person (provided the Subsidiary is the surviving entity) (hereinafter collectively a "Permitted Acquisition") if either all Banks consent in writing in advance thereto or, without the necessity of obtaining the prior written consent of the Banks, provided that:

                  (a) not less than thirty (30) Business Days prior to making any Permitted Acquisition, Borrower shall submit to each of the Banks the following information: (1) a copy of the signed letter of intent and a current draft and/or signed copy, as the case may be, of the acquisition agreement with any prepared exhibits; (2) a written description of the assets, if any; (3) historical financial statements of the Permitted Acquisition for the prior two years and the most recent interim statement; and (4) consolidated financial statements and projections for both the Borrower and its Subsidiaries as well as the Person being acquired giving Pro Forma Effect to the Indebtedness associated with the Acquisition and the EBITDA associated with the Person to be acquired, and indicating: compliance on a joint, consolidated basis with the financial covenants set forth in Paragraph 6.15 as of the closing of the Acquisition, and
(iii) projected compliance for the ensuing twelve (12) months after the closing of the Acquisition with each financial covenant in Paragraph 6.15;

                  (b) the aggregate cash consideration (which shall include any Indebtedness assumed in connection with the Acquisition and the maximum aggregate earnout payments payable in connection with such Acquisition during the twelve (12) months after the closing of the Acquisition) for such acquisition does not exceed 5% of Consolidated Assets, giving Pro Forma Effect to the Acquisition;

                  (c) the business of the Permitted Acquisition is substantially similar to the business engaged in by the Borrower;

                  (d) no Event of Default or Unmatured Default has occurred hereunder and not been cured, or would otherwise occur as a result of or in connection with the Permitted Acquisition, whether immediately or on a projected basis;

                  (e) an executed version of the controlling agreement for the Acquisition is delivered to each of the Banks at least ten (10) Business Days after the closing of the Acquisition;

                  (f) the Borrower must pledge or cause to be pledged to the Agent for the benefit of the Banks a first priority lien on one hundred percent (100%) of the outstanding stock of a new Subsidiary (specifically excluding any existing or new Foreign Subsidiary), if any, acquired by the Borrower in the Permitted Acquisition in form and substance satisfactory to the Agent, deliver to Agent any shareholder consents and subordinations requested by the Agent in form and substance satisfactory to the Agent.

         7.13 Affiliate Transactions. Borrower will not, and will not permit any of its Subsidiaries or Foreign Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction

(including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than any Subsidiary of Borrower) on terms that are less favorable to the Borrower or its Subsidiaries than those that would be obtainable at the time from any Person who is not an Affiliate.

         7.14 ERISA Compliance. The Borrower will not, and will not allow any of its Subsidiaries or Foreign Subsidiaries to establish or set up any Defined Benefit Pension Plans.


                               SECTION 8. DEFAULT

         8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

                  (a) The Borrower shall fail to pay within three (3) business days of the date when due any installment of principal or interest payable hereunder, or shall fail to pay within five (5) business days of written notice any fee payable hereunder.

                  (b) The Borrower shall fail to achieve any of the financial covenants contained in Paragraph 6.15.

                  (c) The Borrower, any Subsidiary or Foreign Subsidiary shall fail to observe or perform any obligation or covenant to be observed or performed by any of them, jointly or severally, under any of the Loan Documents; provided, however, if such failure is not related to the payment of money, the breach of a financial covenant contained in Paragraph 6.15, or the breach of any negative covenant in Section 7, Borrower shall have thirty (30) days to cure or cause to be cured such failure, with such thirty (30) day period commencing after notice of such failure from the Agent or Banks.

                  (d) The Borrower, any Subsidiary or Foreign Subsidiary shall fail to pay any Indebtedness for borrowed money (whether direct or indirect, including guarantees of borrowed money due from Subsidiaries) due any Person other than a Bank and such failure shall continue beyond any applicable grace period and shall equal or exceed, either individually or in the aggregate, $250,000.00 in amount.

                  (e) A Material Adverse Effect shall result from any breach of or event of default arising under any agreement binding the Borrower, any Subsidiary or Foreign Subsidiary that results in a material adverse change in the financial condition of the Borrower or any Subsidiary or Foreign Subsidiary.

                  (f) Any financial statement, representation, warranty or certificate made or furnished by any Borrower or Subsidiary to the Agent or any Bank in connection with this Agreement or the Loans, or as inducement to the Banks to enter into this Agreement, or in any separate statement or document to be delivered hereunder to the Agent or any Bank, shall be materially false, incorrect, or incomplete when made.

                  (g) The Borrower, any Subsidiary or Foreign Subsidiary shall admit its inability to pay debts as they mature, or shall make an assignment for the benefit of its or any of its creditors.

                  (h) Proceedings in bankruptcy, or for reorganization of Borrower, any Subsidiary or Foreign Subsidiary, or for the readjustment of any of their respective debts, under the United States Bankruptcy Code, as amended, or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced by any Borrower, any Subsidiary or Foreign Subsidiary, or shall be commenced against the Borrower, any Subsidiary or Foreign Subsidiary and not dismissed within sixty (60) days of such an involuntary filing.

                  (i) A receiver or trustee shall be appointed for the Borrower, any Subsidiary or Foreign Subsidiary or for any substantial part of their respective assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of the Borrower or any Subsidiary, or the Borrower or any Subsidiary shall discontinue business or materially change the nature of its business.

                  (j) The Borrower or any Subsidiary shall suffer final judgments for payment of money aggregating in excess of $1,000,000.00 (not covered by insurance) and shall not discharge the same within a period of thirty
(30) days unless, pending further proceedings, execution has been effectively stayed.

                  (k) A judgment creditor of the Borrower or any Subsidiary shall obtain possession of any Collateral or other assets by any means, including, but without limitation, levy, distraint, replevin or self-help.

                  (l) Any proceeding shall be instituted against the Borrower, any of its Subsidiaries or Foreign Subsidiaries which is likely (taking into account the probability of an adverse determination and the exhausting of all appeals) to have a Material Adverse Effect.

                  (m) The Borrower or any Subsidiary shall default beyond any applicable grace period in any other Indebtedness (excluding the Obligations) owed to the Banks, or any of them, or under any other agreements for credit or borrowed money it may have with any Bank, jointly or severally, directly or indirectly, whether matured or unmatured.

                  (n) A Change of Control shall have occurred.

                  (o) A change in the senior management of the Borrower which results in less than two (2) of the existing four (4) senior managers of the Borrower continuing in the employ of the Borrower in a senior executive position. For purposes of this Agreement, the senior managers of the Borrower, and the current respective capacities of each manager, are as follows:

                      William C. O'Neil, Jr.       Chairman
                      Dr. Jerry R. Mitchell        Chief Executive Officer
                      Paul J. Ottaviano            Chief Operating Officer
                      Mary A. Chaput               Chief Financial Officer

         8.2 Acceleration. Upon the occurrence of any of such Events of Default, the Majority Banks may, at their option, immediately terminate the obligation to make any further advances and/or declare the principal and interest accrued on the Notes and all other Obligations to be immediately due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest, or any notice of any kind except as set forth above; provided, that in the case of the Events of Default specified in clause (g), (h) or (i) above with respect to Borrower, without any notice to Borrower or any act by Agent or the Banks, the Commitments shall thereupon terminate and the Notes and all other Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower. In addition, and regardless of whether the Notes have been accelerated, the Majority Banks may upon the occurrence of any Event of Default elect to charge interest at the Default Rate set forth in the Notes.

         8.3 Remedies. After any acceleration, as provided for in Paragraph 8.2, the Agent and/or Banks shall have, in addition to the rights and remedies given it by the Loan Documents, all those allowed by all applicable Laws, including, but without limitation, the UCC as enacted in any jurisdiction in which any Collateral may be located. Without limiting the generality of the foregoing, the Agent may immediately, without demand of performance and without other notice (except as specifically required by the Loan Documents) or demand whatsoever to the Borrower, all of which are hereby expressly waived, and without advertisement, sell at public or private sale, in any manner and at any location authorized by Laws, or otherwise realize upon, the whole, or, from time to time, any part of the Collateral, or any interest which the Borrower may have therein. After deducting from the proceeds of sale or other disposition of the Collateral all expenses (including all reasonable expenses for legal services), the Agent shall apply such proceeds toward the satisfaction of the Obligations. Any remainder of the proceeds after satisfaction in full of the Obligations shall be distributed as required by applicable Laws. Notice of any sale or other disposition shall be given to the Borrower at least ten (10) days before the time of any intended public sale or of the time after which any intended private sale or other disposition of the Collateral is to be made, which the Borrower hereby agrees shall be reasonable notice of such sale or other disposition. The Borrower agrees to assemble, or to cause to be assembled, at its own expense, the Collateral at such place or places as the Banks shall designate. At any such sale or other disposition, the Banks may, to the extent permissible under applicable Laws, purchase the whole or any part of the Collateral, free from any right of redemption on the part of the Borrower, which right is hereby expressly waived and released.

                  Without limiting the generality of any of the rights and remedies conferred upon the Agent and/or Banks under this Paragraph 8.3, the Agent and/or Banks may, to the full extent permitted by applicable Laws:

                  (a) Enter upon the premises of the Borrower, exclude therefrom the Borrower, any Subsidiary or any Affiliate thereof, and take immediate possession of the Collateral, either personally or by means of a receiver appointed by a court of competent jurisdiction, using all necessary and lawful self-help to do so;

                  (b) At the Banks' option, use, operate, manage and control the Collateral in any lawful manner;

                  (c) Collect and receive all receivables, rents, income, revenue, earnings, issues and profits therefrom; and

                  (d) Maintain, repair, renovate, alter or remove the Collateral as the Banks may determine in their discretion.


                              SECTION 9. THE AGENT

         This Section 9 is between and among the Agent and the Banks only. Except as specifically set forth in Paragraph 9.8 below, neither the Borrower nor any other creditor of the Borrower shall have any rights under this section, whether as a third party beneficiary or otherwise, and this section may be amended by the Agent and the Banks acting alone.

         9.1 Authorization. Each Bank authorizes the Agent to act on behalf of such Bank or holder to the extent provided herein or in any document or instrument delivered hereunder or in connection herewith and signed by such Bank, and to take such other action as may be reasonably incidental thereto. The Agent shall be considered as acting solely in an administrative and ministerial capacity, not as trustee or other fiduciary of the Banks. The Agent shall not be construed as having any agency or fiduciary relationship with the Borrower. The Agent shall not have any duties or obligations to the Banks other than those expressly provided for herein. The Agent shall not be required to exercise any discretion or take any action, but shall be fully protected in so acting or in refraining from acting, upon the instructions of the Majority Banks (except as otherwise provided in Paragraph 10.3, for matters which require the consent of all Banks), and such instructions shall be binding upon all Banks holders of the Notes, and the Agent shall not be liable to any party hereto for any consequence of any such action or refraining from action. Notwithstanding any instructions of the Majority Banks, the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to any loan document or applicable law.

         9.2 Standard of Care. Neither the agent nor any of its officers, directors, agents, employees or representatives shall be liable for any action taken or omitted to be taken by it or any of them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent:
(a) may treat the payee of any Notes as the holder thereof and as a Bank hereunder until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent (which notice shall be binding on all parties thereto); (b) may consult with legal counsel, independent public accounts and other experts and advisors selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or other advisors;
(c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement or for any failure or delay in performance by the Borrower or any Bank under this Agreement; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, perfection, collectibility, genuineness, sufficiency or value of this Agreement, the Notes, or any other instrument or document furnished pursuant thereto or for the accuracy or completeness of any credit or other information provided to the Banks; (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate of other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties; and (g) shall incur no liability for relying upon any matters of fact that might reasonably be expected to be within the knowledge of the Borrower, upon a certificate or other writing signed by Borrower, or upon telephone communications with Borrower which are reasonably believed to be true and value.

         9.3 No Waiver of Rights. With respect to the Notes, the Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Agent, and the Agent may accept deposits from, and generally engage in any kind of business with, the Borrower.

         9.4 Payments. The Agent shall use its best efforts to deliver to each Bank on the same day as received by Agent in immediately available funds such Bank's pro rata share of all payments received by the Agent for the benefit of the Banks, but in the event Agent is unable to deliver such payments to any Bank on the same day of receipt, Agent agrees to pay such Bank interest on the payment for each day the Agent is unable to deliver the payments after the date of its receipt based on the overnight Federal Funds Rate of interest. Any payment due for any reason under this Agreement that is required to be made on a date on which the Agent is not open for business shall be extended until the next day on which the Agent is open for the transaction of business. The Agent shall make available to any Bank for inspection, upon reasonable request, the Agent's records with respect to all sums received or disbursed by the Agent in connection with the Loans and the Loan Documents. The Agent shall provide to any Bank, upon request, information as to the amount of the then outstanding Loans.

         9.5 Indemnification. The Agent shall not be required to do any act hereunder or under any other document or instrument delivered hereunder or in connection herewith or take any action toward the execution or enforcement of the agency hereby created, or to prosecute or defend any suit in respect of this Agreement or the Notes or to advance funds hereunder upon the failure by any Bank to fund its pro rata share of the Commitment hereunder, unless ratably indemnified to its satisfaction (to the extent not reimbursed by Borrower) by the holders of the Not against loss, cost, liability and expense (including reasonable fees and out-of-pocket expenses of counsel), claim, demand, action, loss or liability (except such as result from Agent's gross negligence or willful misconduct) that Agent may suffer or incur in connection with this Agreement or any action taken or omitted by Agent hereunder. If any indemnity furnished to the Agent for or against any loss, cost, liability, and expense or for any purpose shall, in the opinion of ht Agent, be insufficient or become impaired, the Agent may call for additional indemnify and not commence or cease to do the acts indemnified against until such additional indemnity is furnished. Each Bank agrees to reimburse the Agent promptly upon demand for such Bank's pro rata share of any expenses referred to in Paragraph 10.4 incurred by the Agent to the extent that the Agent is not reimbursed for such expenses by the Borrower.

         9.6 Exculpation. Neither Agent nor any of its directors, officers, employees or agents shall be liable for any action taken or not taken by it in connection herewith (a) with the consent or at the request of the Banks or Majority Banks, as appropriate, or (b) in the absence of its own gross negligence or willful misconduct. Neither Agent nor any of its directors, officers, employees or agent shall (i) be responsible for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of this Agreement, any Note or any other instrument or document delivered hereunder or in connection herewith, or (ii) be under any duty to inquire into or pass upon any of the foregoing matters, or to make any inquiry concerning the performance by Borrower or any other obligor of its obligations.

         9.7 Credit Investigation. Each Bank acknowledges that it has made such inquiries and taken such care of its own behalf as would have been the case had the Commitment been granted and the Loan made directly by such Bank to the Borrower. Each Bank agrees and acknowledges that the Agent makes no representations or warranties about the creditworthiness of the Borrower or any other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement, the Notes or the value of any security therefor and that each Bank has not entered into this Agreement in reliance upon any action, statement, representation, or warranty of any other Bank or Agent. Each Bank agrees that it will, independently and without reliance upon the Agent or any other bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Neither the Agent nor any other Bank shall have any obligation whatsoever to make any such credit analysis or decisions for a Bank or to provide any credit or other information with respect to the Borrower nor or in the future in the possession of the Agent or such other Bank, except that the Agent shall promptly forward to the Banks a copy of any notice received by the Agent from the Borrower of the occurrence of an Event of Default hereunder and copies of all material documents delivered to it by the Borrower pursuant to the terms hereof.

         9.8 Resignation. The Agent may resign at any time as the Agent under this Agreement by giving written notice thereof to the Banks and the Borrower, which resignation shall be effective upon a successor Agent's acceptance of its appointment. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent hereunder; provided, if the successor Agent is not already a Bank hereunder, the Majority Banks must also obtain the consent of the Borrower, which shall not be unreasonably withheld. If no such successor Agent shall have been so appointed by the Majority Banks, or Borrower shall have reasonably rejected such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof having assets of at least One Billion and 00/100 Dollars ($1,000,000,000.00), and which shall be reasonably acceptable to the Borrower. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder After any retiring Agent's resignation as an Agent hereunder, the provisions of this Section 9 shall inure to the benefit as to any actions taken or omitted to be taken by it while it was an Agent under the Loan Documents.

         9.9 Proration of Payments. Except as may be provided in other sections of this Agreement, all funds received by Banks, or any of them, shall be allocated pro rata among all Banks in proration to their respective share of outstanding Loan balances. If any Bank or other holder of any Notes shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset, or otherwise) on account of principal of or interest on the Note then held by it in excess of its pro rata share of payments and other recoveries obtained by all Banks or other holders on account of principal of and interest on the Notes then held by them, such Bank or other holder shall purchase from the other Banks or holders such participation in the Notes held by them as shall be necessary to cause such purchasing Bank or other holder to share the excess payment or other recovery ratably with each of them; provided, however, if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, no Bank shall have any obligation to account for or share any amount, property or profit of any kind received by it for its own account arising out of a banking or other relationship with the Borrower apart from the obligations under the Loan Documents.

         9.10 No Liability for Errors. The Agent shall not be liable for any error in computing the amounts payable to any Bank in respect of any amounts due to the Banks hereunder or in making payment of such amounts. In the event of an error in computing any amount payable to any Bank or in the making of a payment, the Agent, the Borrower and such Bank shall, forthwith upon discovery of such error, make such adjustment as shall be required to correct such error, including the payment of interest on any amounts that were incorrectly paid or not paid from the date paid or of the date due to the date returned or paid, all as the case may be, at the daily rate for the overnight sale of Federal Funds by the Agent in effect for such period.

         9.11 Offset. In addition to and not in limitation of all rights of offset that any Bank or other holder of any Note may have under applicable Laws, each Bank or other holder of a Not shall, upon the occurrence of any Event of Default described in this Agreement or in the Note in question, shall have the right to appropriate and apply to the payment of such Notes any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with such Bank or other holder; provided, however, all funds received as a result of such offsets shall be applied pro rata among the Banks in proportion to the respective outstanding Loan amounts. Each Bank agrees to notify to the Borrower and other Banks immediately after the exercise by it of this right of offset.


                            SECTION 10. MISCELLANEOUS

         10.1 Construction. The provisions of this Agreement shall be in addition to those of any guaranty, pledge or security agreement, note or other evidence of liability held by the Banks, all of which shall be construed as complementary to each other; provided, in the event of any inconsistency, the provisions of this Agreement shall control. Nothing herein contained shall prevent the Banks from enforcing any or all other notes, guaranties, pledge or security agreements in accordance with their respective terms.

         10.2 Further Assurance. From time to time, the Borrower will execute and deliver to the Banks such additional documents and will provide such additional information as the Banks may reasonably require to carry out the terms of this Agreement and be informed of the Borrower's operations, business and condition

         10.3 Enforcement and Waiver by the Banks. The Majority Banks shall have the sole and exclusive right to administer, amend, or modify the Loan Documents, and are hereby empowered to act for the Banks with regard to the aggregate Commitments and the documentation thereof as if said Majority Banks were the sole lenders or extenders of credit under the Loan Documents; provided, however, that it shall take an affirmative vote of all Banks to: (i) increase any of the several Commitments; (ii) decrease any of the interest rates or fees on the Loans; (iii) extend the Loan Termination Date; (iv) reduce or postpone the principal payments due on any Loans; (v) postpone any payments of interest or interest payment dates; (vi) release Collateral having a value greater than fifteen percent (15%) of the total book value of the Collateral, either in a single transaction or in a series of related transactions consummated over a six
(6) month period; (vii) amend the definition of Majority Banks; and (viii) amend this Paragraph 10.3. The Banks shall have the right at all time to enforce the provisions of the Loan Documents in strict accordance with the terms thereof, notwithstanding any conduct or custom on the part of the Banks and/or Agent in refraining from so doing at any time or times. The failure of the Banks at any time or times to enforce their rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of the Loan Documents or as having in any way or manner modified or waived the same. All rights and remedies of the Banks are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

         10.4 Expenses of the Banks. The Borrower will, on demand, reimburse the Agent and the Banks for all out-of-pocket expenses, including the reasonable fees and expenses of legal counsel for the Agent and the Banks, incurred by the Agent and the Banks in connection with the preparation, administration, amendment, modification, or enforcement of the Loan Documents and the collection or attempted collection of the Notes.

         10.5 Notices. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered when delivered in person, or when sent by certified mail, postage prepaid, return receipt requested, by overnight courier service, or by facsimile to the address and/or telecopy number as follows, unless such address or number is changed by written notice hereunder.

                  (a)      If to the Borrower:

                           ClinTrials Research, Inc.
                           20 Burton Hills Blvd., Suite 500
                           Nashville, Tennessee  37215-6139
                           Attention:  Steven L. Wilson, Corporate Controller
                           Telecopy:  (615) 665-9664
                           with a copy to:

                           Harwell Howard Hyne Gabbert & Manner
                           1800 First American Center
                           Nashville, Tennessee 37238
                           Attention: Mark Manner, Esq.
                           Telecopy:  (615) 251-1057

                  (b)      If to the Agent:

                           NationsBank of Tennessee, N.A., Agent
                           One NationsBank Plaza
                           Nashville, Tennessee  37239
                           Attention:  Walker Choppin, Senior Vice President
                           Telecopy:  (615) 749-4951

                  (c)      If to the Banks:

                           NationsBank of Tennessee, N.A., Agent
                           One NationsBank Plaza
                           Nashville, Tennessee  37239
                           Attention: Walker Choppin, Senior Vice President
                           Telecopy:  (615) 749-4951

                           with a copy to:

                           Sherrard & Roe, PLC
                           424 Church Street, Suite 2000
                           Nashville, Tennessee 37219
                           Attention: Kim A. Brown, Esq.
                           Telecopy: (615) 742-4539

         10.6 Waiver and Release. To the maximum extent permitted by applicable Laws, the Borrower:

                  (a) Waives: (1) protest of all commercial paper at any time held by the Banks on which the Borrower or any Subsidiary is in any way liable; and (2) notice and opportunity to be heard, after acceleration in the manner provided in Paragraph 8.2, before exercise by the Banks of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable Laws or by any agreement with the Borrower or any Subsidiary, and, except where required hereby or by any applicable Laws, notice of any other action taken by the Banks; and

                  (b) Releases the Agent, the Banks, and their officers, directors, attorneys, employees, and agents from all claims for loss or damage caused by any act or omission on the part of any of them except for gross negligence, recklessness or willful misconduct.

         10.7 Indemnification. Without limiting the provisions of Paragraph 10.4, Borrower hereby indemnifies and holds the Agent, the Banks, and their officers, directors, attorneys, employees and agents free and harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith, including, without limitation, reasonable counsel fees and disbursements, incurred by the Agent, the Banks or any of them as a result of, or arising out of, or relating to the execution, delivery, performance or enforcement of the Loan Documents or any instrument contemplated therein, except for the Agent's or any Bank's gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower and each Subsidiary thereby agrees to make the maximum contribution to the payment and satisfaction of such liabilities and costs permitted under applicable Laws.

         10.8     Participations and Assignments.

                  (a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of Borrower, Banks, and Agent and their respective successors and assigns; provided, however, that Borrower may not assign, transfer or delegate any of its rights, duties or obligations under this Agreement or the other Loan Documents without the prior written consent of Agent and Banks. Banks may assign, sell and transfer their interests, rights and obligations under this Agreement and the other Loan Documents only in accordance with this Paragraph 10.8.

                  (b) With the prior written consent of the Agent and the Borrower, any Bank may assign to one or more Eligible Assignees all, or a proportionate part of all, of its interests, rights and obligations under this Agreement and the other Loan Documents; provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Bank's interests, rights and obligations under this Agreement, (ii) the amount of each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment) shall not be less than the lesser of
(A) the entire amount of such Bank's Loans or (B) the principal amount of $3,000,000 or an integral multiple of $1,000,000 in excess thereof, (iii) no more than three (3) Banks may be parties hereto without first obtaining the prior written consent of the Agent and Borrower; and (iv) the parties to each such assignment shall execute and/or deliver to Agent, for its acceptance and recording in the Register, and Assignment and Acceptance, together with the Notes subject to such assignment, and a processing and recordation fee of $2,500 payable to Agent. Upon such execution, delivery, acceptance and recording, from and after the "Effective Date" specified in the Assignment and Acceptance, which "Effective Date, " unless Agent otherwise agrees, shall be not earlier than five Business Days after the date of acceptance and recording by Agent (provided, however, that, as between the assigning Bank and the assignee thereunder only, the effective date shall be the effective date of execution and delivery as between such Persons as specified in the Assignment and Acceptance), (A) the assignee thereunder shall be a Bank under this Agreement and, to the extent provided in such Assignment and Acceptance, have the interests, rights and obligations of a Bank hereunder and (B) the assigning Bank thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its contractual obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of the assigning Bank's interests, rights and obligations under this Agreement, such assigning Bank shall cease to be a Bank under this Agreement). Each Bank shall, in a reasonably prompt fashion after it has engaged in any material discussions with an Eligible Assignee that may lead to an assignment referred to in this Paragraph 10.8, notify Agent and Borrower of the identity of such Eligible Assignee so that they will have sufficient time to determine if they are willing to consent.

                  (c) By executing and delivering an Assignment and Acceptance, the assigning Bank thereunder and the Eligible Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assignee is an Eligible Assignee; (ii) other than as provided in the Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any representations, warranties or other statements made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any Collateral; (iii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial conditions of Borrower or any Subsidiary or the performance or observance by Borrower or any Subsidiary of any of its obligations under this Agreement or any other Loan Document; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent Financial Statements and such other agreements, documents, instruments, certificates and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon Agent, such assigning Bank or any other Bank and based on such agreements, documents, instruments, certificates and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents;
(vi) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Bank; and (viii) such assignee makes loans in the ordinary course of its business.

                  (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an Eligible Assignee and the required processing and recordation fee, Agent shall, if such Assignment and Acceptance is duly completed and is in the required form, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to Banks and Borrower. Within five Business Days after its receipt of any such notice from Agent, Borrower, at its own expense, shall execute and deliver to Agent, in exchange for the surrendered Note or Notes, a new Note or Notes payable to the order of such assignee in the appropriate principal amount(s) evidencing such assignee's assigned Loans and Commitments, and, if the assignor Bank has retained a portion of its Loans and Commitments, a new Note or Notes payable to the order of such assignor in the appropriate principal amount(s) evidencing such assignor's Loans and Commitments retained by it. Such new Note(s) shall be dated the date of the surrendered Note(s) which they replace and shall otherwise be in substantially the form of the surrendered Notes, as appropriate.

                  (e) Each Bank may, without the consent of Borrower, any Subsidiary or Agent, sell participations to one or more banks in all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Loans or Commitments) held by it; provided, however, that (i) such Bank shall remain a Bank for all purposes of this Agreement and the transferee of such participation shall not constitute a Bank under this Agreement, (ii) such Bank's obligations under this Agreement shall remain unchanged, (iii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the benefit of the provisions contained in Paragraphs 2.6 and 2.7 to the same extent as if they were Banks, except that no such participant shall be entitled to receive any greater benefit pursuant to Paragraph 2.6 than its assignor Bank would have been entitled to receive with respect to the rights participated, and (v) Borrower, Subsidiaries, Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's interests, rights and obligations under this Agreement, and such Bank shall retain the sole right to enforce the obligations of Borrower of any provision of this Agreement, provided that such participation agreement may provide that such Bank will not agree to any amendment, modification or waiver of this Agreement or the other Loan Documents, without the consent of such participant, that would (A) reduce the principal or the rate of interest payable by Borrower on any Loan or reduce any fees payable by Borrower, (B) postpone any date fixed for the payment of principal of or interest on the Loans or any fees payable by Borrower, (C) increase any Commitment of any Bank or subject any Bank to any obligation to make Loans, or
(D) amend Paragraph 10.3, 10.8(E) or any other provision of this Agreement requiring the consent or other action of all Banks.

                  (f) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Paragraph 10.8, disclose to the assignee or participant or proposed assignee or participant any information relating to Borrower or any Subsidiary, the Collateral or the Loan Documents furnished to such Bank by or on behalf of the Borrower or any Subsidiary; provided, however, that, prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of any non-public information received from such Bank.

                  (g) If (i) any Bank has demanded compensation under Paragraph
2.9 in an aggregate amount exceeding $5,000 during any calendar year, (ii) it becomes unlawful, impossible or impractical for any Bank to make or continue to maintain Eurodollar Loans pursuant to Paragraph 2.8 and such circumstance is not applicable to NationsBank, or (iii) any Bank is or becomes insolvent or a receiver, conservator or similar authority is appointed for any Bank, then Agent and/or Borrower shall have the right, but not the obligation, upon notice to such Bank and Borrower or Agent, as applicable, to designate, with the consent of such assignee, an assignee for any such Bank, which assignee shall be an Eligible Assignee mutually satisfactory to Agent and Borrower, to purchase such Bank's Loans and Commitments and assume such Bank's obligations; provided, however, that Borrower shall not have the right to designate any assignee for NationsBank. Within ten Business Days after any such notice to such Bank and Borrower or Agent, as applicable, such Bank shall be obligated to sell its Loans and Commitments, and such assignee shall be obligated to purchase such Loans and assume such Bank's obligations, pursuant to an Assignment and Acceptance. The purchase price therefor shall be an amount equal to the sum of (A) the outstanding principal amount of the Loans payable to such Bank, plus (B) all accrued and unpaid interest on such Loans, plus (C) all accrued and unpaid fees and other amounts due to such Bank pursuant to this Agreement.

                  (h) Notwithstanding anything to the contrary contained in this Paragraph 10.8, any Bank may at any time or from time to time assign as collateral all or any portion of its rights under this Agreement with respect to its Loans, Commitments and Notes to a Federal Reserve Bank. No such assignment shall release the assigning Bank from its obligations under this Agreement.

         10.9 Confidentiality. Agent and each Bank agree (on behalf of itself and each of its Affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with customary procedures for handling confidential information of the nature involved and in accordance with safe and sound banking practices, any non-public information supplied to it by Borrower or any Subsidiary pursuant to this Agreement, provided that Agent and each Bank may disclose (and shall not be required to keep confidential) such non-public information (a) to the extent authorized by Borrower or any Subsidiary, (b) to the extent required by law, rule, regulations or judicial process of any tribunal, (c) to its counsel or to other agents in connection with this Loan, (d) to bank examiners, regulators, auditors or accountants, (e) to Agent or any other Bank, (f) in connection with any action, suit or proceeding to which it or any one or more of Banks is a party, (g) to any assignee or participant (or prospective assignee or participant) or Affiliate of a Bank so long as such assignee or participant (or prospective assignee or participant) or Affiliate agrees to preserve the confidentiality of any non-public information to the extent required of Banks pursuant to this Paragraph 10.9, (h) which has become public knowledge through no violation of this Agreement, (i) to the extent such information becomes available through a Person other than Borrower or a Subsidiary without knowledge by Agent or such Bank (as the case may be) of any requirements of, Agent or such Bank, as the case may be, without restriction on disclosure thereof at the time such information was supplied by Borrower or any Subsidiary, or (k) to the extent such information is also furnished to Agent or any Bank by a third party not having any similar duty of confidentiality to Borrower. Except as otherwise provided in the immediately preceding sentence, all such non-public information supplied to Agent or any Bank shall not be copied or distributed to any Person other than Agent and Banks without the prior written consent of Borrower. The obligations of confidentiality under this Paragraph 10.9 shall supersede and replace the obligations of Agent and each Bank under any confidentiality letter or other confidentiality agreement in respect of this financing initially signed and delivered to Borrower prior to the date hereof.

         10.10 Applicable Laws. The Laws of the State of Tennessee, other than its conflicts of laws rules, shall govern the construction and interpretation of this Agreement and the validity and enforceability of this Agreement, and of its provisions and the transactions pursuant to this Agreement, except for those transactions for which the parties have chosen other laws to govern or for which other mandatory choice of law rules apply.

         10.11 Binding Effect, Assignment and Entire Agreement. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. The Borrower has no right to assign any of its rights or obligations hereunder without the prior written consent of the Banks. This Agreement and the documents executed and delivered pursuant hereto constitute the entire agreement between the parties, and supersede all prior agreements and understandings among the parties hereto. This Agreement may be amended only by a writing signed on behalf of each party.

         10.12 Severability. If any provision of this Agreement shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

         10.13 Counterparts. This Agreement may be executed by the parties independently in any number of counterparts, all of which together shall constitute but one and the same instrument which is valid and effective as if all parties had executed the same counterpart.

         10.14 Venue. It is agreed that venue for any action arising in connection with this Agreement or the Obligations secured hereby shall lie exclusively with courts sitting in the State of Tennessee, unless the Banks and Agent otherwise agree in writing.

         10.15 Arbitration. Any controversy or claim between or among the parties hereto including, but not limited to, those arising out of or relating to this instrument, agreement or document or any related instruments, agreements or documents, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the Rules of Practice and Procedure for the Arbitration of Commercial Disputes of J.A.M.S./Endispute or any successor thereof ("J.A.M.S."), and the "Special Rules" set forth below. In the event of any inconsistency, the Special Rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action.

                  (a) Special Rules. The arbitration shall be conducted in the city of the Borrower's domicile at time of the execution of this instrument, agreement or document and administered by J.A.M.S. who will appoint an arbitrator; if J.A.M.S. is unable or legally precluded from administering the arbitration, then the American Arbitration Association will serve. All arbitration hearings will be commenced within 90 days of the demand for arbitration; further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional 60 days.

                  (b) Reservation of Rights. Nothing in this arbitration provision shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this arbitration provision; or (ii) be a waiver by the Bank of the protection afforded to it by 12 U.S.C. Sec. 91 or any substantially equivalent state law; or (iii) limit the right of the Bank hereto (a) to exercise self help remedies such as (but not limited to) setoff, or (b) to foreclose against any real or personal property collateral, or (c) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession or the appointment of a receiver. The Bank may exercise such self help rights, foreclose upon such property, or obtain such provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to this instrument, agreement or document. Neither this exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

                  (Remainder of Page Intentionally Left Blank)

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

AGENT:                                      BORROWER:

NATIONSBANK OF TENNESSEE, N.A.,             CLINTRIALS RESEARCH, INC.


BY:_______________________________          BY:_______________________________

TITLE:____________________________          TITLE:____________________________


BANKS:

NATIONSBANK OF TENNESSEE, N.A.


BY:_______________________________

TITLE:____________________________


GUARANTORS:

CLINTRIALS RESEARCH KENTUCKY, INC.          CLINTRIALS RESEARCH NORTH
                                            CAROLINA, INC.


BY:_______________________________          BY:_______________________________

TITLE:_____________________________         TITLE:____________________________

CLINTRIALS OVATION, INC.


BY:________________________________

TITLE:_____________________________

                                LIST OF EXHIBITS


Exhibit A              -  Subsidiaries
Exhibit B              -  Assignment and Acceptance
Exhibit C              -  Foreign Subsidiaries
Exhibit D              -  Minority Interests
Exhibit E              -  Promissory Note
Exhibit F              -  Existing Liens
Exhibit G              -  Permitted Non-Guarantor Entities
Exhibit 2.2(b)(i)      -  Borrowing Notice
Exhibit 2.2(b)(ii)     -  Borrowing Base Certificate
Exhibit 3.1(b)         -  Stock Pledge Agreement
Exhibit 3.1(k)         -  Borrower's Counsel Opinion Letter
Exhibit 5.1            -  Certificate of Good Standing - Borrower
Exhibit 5.1            -  Certificates of Good Standing - Subsidiaries
Exhibit 5.1            -  Percentage of Borrower's Ownership of Outstanding Stock
Exhibit 5.1            -  Addresses of Borrower and Subsidiaries
Exhibit 5.6            -  Pending Litigation
Exhibit 5.12           -  Approvals
Exhibit 5.15           -  Existing Borrowings
Exhibit 5.16           -  Material Contracts
Exhibit 7.4            -  Debts and Other Obligations (including Intercompany Debt)